Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

AMONG

STEVEN MADDEN, LTD.,

DOLCE VITA HOLDINGS, INC.,

EVANGELOS C. LAMPROU

AND

MANUEL N. LUCIO

August 13, 2014

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8.13.	Entire Agreement	50
8.14.	Counterparts	50
8.15.	No Strict Construction	50
8.16.	Specific Enforcement	50
8.17.	Interpretive Provisions	51
8.18.	Definitions	51
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SCHEDULES*

Schedule 2.4	-	Form of Balance Sheet
Schedule 2.5	-	Funded Indebtedness
Schedule 3.1(c)	-	Qualification
Schedule 3.1(d)	-	Subsidiaries
Schedule 3.1(e)	-	Directors and Officers
Schedule 3.4	-	No Violation
Schedule 3.5	-	Financial Statements
Schedule 3.6(d)	-	Tax Audits
Schedule 3.9	-	Absence of Certain Changes
Schedule 3.10	-	Absence of Undisclosed Liabilities
Schedule 3.11	-	No Litigation
Schedule 3.12(a)	-	Compliance with Laws and Orders
Schedule 3.12(b)	-	Licenses and Permits
Schedule 3.12(c)	-	Environmental Matters
Schedule 3.13(a)	-	Marketable Title
Schedule 3.13(b)	-	Condition
Schedule 3.13(c)	-	Real Property
Schedule 3.14	-	Company Insurance Policies
Schedule 3.15	-	Contracts and Commitments
Schedule 3.16	-	No Default
Schedule 3.18(a)	-	Employee Benefit Plans
Schedule 3.18(h)	-	Post-Retirement Benefits
Schedule 3.18(i)	-	Obligations
Schedule 3.19	-	Employees; Compensation
Schedule 3.20	-	Trade Rights
Schedule 3.21(a)	-	Major Customers
Schedule 3.21(b)	-	Major Suppliers
Schedule 3.21(d)	-	Promotions
Schedule 3.22	-	Product Warranty and Product Liability
Schedule 3.23	-	Certain Relationships to the Company
Schedule 3.24	-	Bank Accounts
Schedule 5.2(e)	-	338(h)(10) Election Allocation
Schedule 5.6(c)	-	No Hire Individuals

*Steven Madden, Ltd. agrees to furnish, supplementally, a copy of any of the above referenced schedules to the Securities and Exchange Commission upon its request.

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EXHIBITS*

Exhibit 2.2(a)	-	Escrow Agreement

Exhibit 2.2(c)	-	Adjustment Amount

Exhibit 2.4(a)	-	Accounting Principles

Exhibit 2.4(f)	-	Rules of Engagement for CPA Firm

Exhibit 5.5	-	Executive Payments

Exhibit 6.1	-	Retained Liabilities

Exhibit 8.9	-	Notice

Exhibit 8.17	-	Company Knowledge

*Steven Madden, Ltd. agrees to furnish, supplementally, a copy of any of the above referenced exhibits to the Securities and Exchange Commission upon its request.

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STOCK PURCHASE AGREEMENT

                                THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and effective as of August 13, 2014 among Steven Madden, Ltd., a Delaware corporation (“Buyer”), Dolce Vita Holdings, Inc., a Washington corporation (the “Company”), and Evangelos C. Lamprou and Manuel N. Lucio (each a “Shareholder,” and together the “Shareholders”).

                                WHEREAS, the Company and its Subsidiaries are engaged in the design, sourcing, marketing, distribution, and sale of footwear and clothing (the “Business”); and

                                WHEREAS, the Company and its Subsidiaries carry on the Business at facilities located in Seattle, Washington, New York, New York and Dongguan City, Guangdong Province, China, each as further described in Schedule 3.13(c) (collectively, the “Facilities”); and

                                WHEREAS, the Shareholders own all of the issued and outstanding shares of capital stock of the Company (collectively, the “Shares”); and

                                WHEREAS, Buyer desires to purchase the Shares from the Shareholders, and the Shareholders desire to sell the Shares to Buyer, upon the terms and subject to the conditions set forth in this Agreement; and

                                WHEREAS, capitalized terms used but not defined in the context of the Section in which such terms first appear have the respective meanings set forth in Section 8.18.

                                NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

               1.             PURCHASE AND SALE OF SHARES

                                1.1.          Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Shareholders shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from the Shareholders, all of the Shares.

               2.              PURCHASE PRICE; PAYMENT

                                2.1.             Purchase Price. The purchase price (the “Purchase Price”) for the Shares shall be an amount equal to Sixty Million Three Hundred Thousand Dollars ($60,300,000), plus the Net Working Capital Adjustment Amount (which can be a positive or negative amount), plus the Closing Cash, plus the amount of the Earn-Out Payment pursuant to Section 2.2(d).

                                2.2.             Payment. The Purchase Price shall be paid as follows:

(a) Cash to Escrow Agent. At the Closing, Buyer shall deposit the sum of Two Million Dollars ($2,000,000) (the “Escrow Amount”) with the Escrow Agent to be held in an escrow account (the “Escrow Account”) and released by the Escrow Agent in accordance with the terms and conditions of this Agreement and of the Escrow Agreement substantially in the form attached hereto as Exhibit 2.2(a) (the “Escrow Agreement”).

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                (b)              Cash to the Shareholders. At the Closing, Buyer shall deliver to the Shareholders an amount equal to Sixty Million Three Hundred Thousand Dollars ($60,300,000), plus (ii) the Estimated Closing Cash, plus (iii) the Estimated Net Working Capital Adjustment Amount, minus (iii) the Escrow Amount, minus (iv) any amounts paid by Buyer directly to the holders of Funded Indebtedness pursuant to Section 2.5 of this Agreement, minus (v) the Transaction Expenses of the Company.

                (c)               Payment of Adjustment Amount. On or before the tenth (10th) Business Day following the determination of the Final Closing Balance Sheet, (A) either (i) Buyer shall deliver to the Shareholders the amount, if any, by which the Net Working Capital Adjustment Amount as reflected on the Final Closing Balance Sheet is greater than the Estimated Net Working Capital Adjustment Amount set forth on the Estimated Closing Balance Sheet or (ii) the Shareholders shall deliver to Buyer the amount, if any, by which the Net Working Capital Adjustment Amount is less than the Estimated Net Working Capital Adjustment Amount and (B) either (i) Buyer shall deliver to the Shareholders the amount, if any, by which the Closing Cash as reflected on the Final Closing Balance Sheet (the “Final Closing Cash”) is greater than the Closing Cash set forth on the Estimated Closing Balance Sheet (the “Estimated Closing Cash”), or (ii) the Shareholders shall deliver to Buyer the amount, if any, by which the Final Closing Cash is less than the Estimated Closing Cash. Illustrative examples of the determination of the amounts described in clause (A) in this Section 2.2(c) are set forth on Exhibit 2.2(c) hereto.

                (d)              Earn-Out. Buyer shall pay to the Shareholders additional consideration in cash as described herein (the “Earn-Out,” with the payment made pursuant to the Earn-Out being the “Earn-Out Payment”), in accordance with the following:

                   (i)           The Shareholders shall receive an Earn-Out Payment from Buyer in an amount of fifty percent (50%) of the EBITDA of the Company during each of (1) the period commencing on October 1, 2014 and ending on September 30, 2015 (the “First Earn-Out Year”) and (2) the period commencing on October 1, 2015 and ending on September 30, 2016 (the “Second Earn-Out Year” and together with the First Earn-Out Year, the “Earn-Out Period”).

                   (ii)          Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate Earn-Out Payment for the Earn-Out Period be less than Five Million Dollars ($5,000,000) (the “Minimum Earn-Out Amount”). If the amount of the Final First Earn-Out Year Payment (as defined below) is less than the Minimum Earn-Out Amount, then such difference, less any amounts withheld in connection with any Unresolved Claims, shall be paid to the Shareholders by wire transfer of immediately available funds on October 1, 2016. If the aggregate amount of the Earn-Out Payment for the Earn-Out Period as finally determined hereunder is greater than the Minimum Earn-Out Amount, then such difference, less any amounts withheld in connection with any Unresolved Claims, shall be paid to the Shareholders in accordance with the terms of this Section 2.2(d).

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                   (iii)          For each of the First Earn-Out Year and the Second Earn-Out Year, Buyer shall prepare and complete a calculation of the Earn-Out Payment for the applicable Earn-Out Year based on the EBITDA for the Company during such Earn-Out Year calculated in accordance with GAAP, applied on a consistent basis with the Company’s past practices as of the Closing Date. Buyer shall deliver the calculation of the Earn-Out Payment for the applicable Earn-Out Year, along with reasonable supporting documentation, to the Shareholders within forty-five (45) days after the end of the applicable Earn-Out Year.

During the period following delivery by the Buyer of the calculation of the Earn-Out Payment for the applicable Earn-Out Year until the final determination of the Earn-Out Payment for such Earn-Out Year in accordance with the terms of this Agreement, the Shareholders, after providing at least two (2) Business Days’ advanced notice to Buyer, shall have reasonable access to the books and records (including financial statements) of the Business, to the extent necessary, to the Facilities and employees of the Business and to Buyer’s accountant’s work papers during regular business hours to review the computation of EBITDA for the applicable Earn-Out Year. Buyer’s calculation of the Earn-Out Payment for each Earn-Out Year shall be deemed conclusive and binding on the Parties for purposes of computing the Earn-Out Payment, unless the Shareholders notify Buyer in writing within forty-five (45) days after receipt of any such calculation of the disagreement therewith by the Shareholders. Any such notice of dispute shall state in reasonable detail the reasons for any such disagreement and identify the amounts and items in dispute. Buyer and the Shareholders will use reasonable efforts to resolve any such disagreements themselves. If Buyer and the Shareholders are unable to resolve any such disagreement within thirty (30) days of receipt of notice of the Shareholders’ disagreement, then such dispute shall be resolved in a manner consistent with the procedures set forth in Section 2.4(f). If the Shareholders fail to provide written notice of a disagreement with Buyer’s calculation of any such Earn-Out Payment to Buyer within such forty-five (45) day period or if the Shareholders indicate in writing that the Shareholders have no dispute with respect to the calculation of such Earn-Out Payment prior to the expiration of such forty-five (45) day period, then Buyer shall make such Earn-Out Payment, less any portion of the Earn-Out Payment previously paid and less any amounts withheld in connection with any Unresolved Claims, within fifteen (15) days after the earlier of Buyer’s receipt of notice from the Shareholders that the Shareholders have no dispute with respect to the calculation of such Earn-Out Payment or the expiration of the forty-five (45) day period during which the Shareholders are required to provide such written notice pursuant to this Section 2.2(d).

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Notwithstanding anything to the contrary contained in this Section 2.2(d):

(1)	if Buyer and Shareholders disagree as to the amount of the portion of the Earn-Out Payment payable with respect to the First Earn-Out Year (the “First Earn-Out Year Payment”), Buyer shall pay Shareholders the uncontested portion of such First Earn-Out Year Payment as calculated by Buyer (the “First Year Uncontested Amount”), less any amounts withheld in connection with any Unresolved Claims, by wire transfer of immediately available funds within three (3) Business Days of receipt of a notice of disagreement by Buyer pursuant to this Section 2.2(d), and shall pay upon final determination of the First Earn-Out Year Payment pursuant to this Section 2.2(d), an amount equal to such First Earn-Out Year Payment as finally determined hereunder (the “Final First Year Earn-Out Payment”), minus the First Year Uncontested Amount to the extent previously paid to the Shareholders, less any amounts withheld in connection with any Unresolved Claims, by wire transfer of immediately available funds within three (3) Business Days of final determination of the Final First Earn-Out Year Payment; and

(2)	if Buyer and Shareholders disagree as to the amount of the portion of the Earn-Out Payment payable with respect to the Second Earn-Out Year (the “Second Earn-Out Year Payment”), Buyer shall pay Shareholders an amount equal to the greater of: (i) the Minimum Earn-Out Amount minus the Final First Earn-Out Year Payment and (ii) the uncontested amount of the Second Earn-Out Year Payment as calculated by Buyer, (such greater amount of (i) or (ii) above, the “Second Year Uncontested Amount”), less any amounts paid pursuant to the second sentence of Section 2.2(d)(ii) and less any amounts withheld in connection with any Unresolved Claims, by wire transfer of immediately available funds within three (3) Business Days of receipt of a notice of disagreement by Buyer pursuant to this Section 2.2(d). Upon final determination of the Second Earn-Out Year Payment pursuant to this Section 2.2(d), Buyer shall pay to the Shareholders, an amount equal to such Earn-Out Payment as finally determined hereunder (the “Final Second Earn-Out Year Payment”) minus the Second Year Uncontested Amount (to the extent previously paid to the Shareholders), less any amounts withheld in connection with any Unresolved Claims, by wire transfer of immediately available funds within three (3) Business Days of the Final Second Earn-Out Year Payment.

(e) Tax Adjustment. Buyer shall pay to the Shareholders, in cash, the Tax Adjustment, in the amount and at the time set forth in Section 5.2(e)(iv) hereof.

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                                2.3.             Method of Payment. All payments under Section 2.2 shall be made by wire transfer of immediately available funds to an account that the recipient, at least forty-eight (48) hours prior to the time for payment specified hereunder, has designated.

                                2.4.             Determination of Net Working Capital and Closing Cash.

                (a)              Balance Sheet. As used in this Agreement, “Balance Sheet” shall mean a schedule in the form of a consolidated balance sheet of the Company and its Subsidiaries as of the Effective Time showing the net book values, as of a specified time, of the respective categories of assets and liabilities set forth on Schedule 2.4. Each Balance Sheet shall be prepared in accordance with generally accepted accounting principles in the United States, applied on a consistent basis (“GAAP”) using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology as were used in the preparation of the Recent Balance Sheet and the principles set forth on Exhibit 2.4(a) (collectively, the “Accounting Principles”), shall be accompanied by schedules setting forth in reasonable detail all assets and liabilities included therein and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby. Without limitation, for purposes of preparing the Preliminary Closing Balance Sheet, the Company shall complete a physical inventory as of the Effective Time, and Buyer and the Shareholders shall have the right to monitor and/or participate in such physical inventory.

                (b)              Estimated Closing Balance Sheet. Not less than three (3) Business Days prior to the Closing Date, the Company and the Shareholders shall, in consultation with Buyer, prepare, or cause to be prepared, and deliver to Buyer a Balance Sheet as of the Effective Time, which shall represent the Company’s and the Shareholders’ reasonable estimate of (i) Net Working Capital as of the Effective Time and (ii) Closing Cash, which estimates shall be reasonably acceptable to Buyer. The estimated balance sheet as delivered by the Company and the Shareholders and reasonably acceptable to Buyer pursuant to this Section 2.4(b) is referred to as the “Estimated Closing Balance Sheet”. In connection with the determination of the Estimated Closing Balance Sheet, the Company and the Shareholders shall provide Buyer with such information and detail as Buyer reasonably requests.

                (c)               Preliminary Closing Balance Sheet. As promptly as possible, but in any event within forty-five (45) days after the Closing, Buyer and the Company shall prepare, or cause to be prepared, and deliver to the Shareholders a Balance Sheet as of the Effective Time (the “Preliminary Closing Balance Sheet”). The Preliminary Closing Balance Sheet shall set forth (i) the amount of the Net Working Capital as of the Effective Time, (ii) the amount of Closing Cash and (iii) the amount of any adjustment to the Purchase Price to be paid and by whom pursuant to Section 2.2(c).

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                (d)              Objection to Preliminary Closing Balance Sheet. After the Preliminary Closing Balance Sheet is delivered to the Shareholders pursuant to Section 2.4(b), the Shareholders shall have thirty (30) days to review and respond to it in accordance with this Section 2.4(d). If the Shareholders determine that the Preliminary Closing Balance Sheet has not been prepared in accordance with Section 2.4(a) or Section 2.4(b), then the Shareholders shall inform Buyer on or before the last day of such thirty (30) day period by delivering written notice to Buyer (the “Balance Sheet Objection”) which shall (i) set forth a reasonable description of the basis of the Balance Sheet Objection and the adjustments to the Preliminary Closing Balance Sheet that the Shareholders believe should be made and (ii) only include objections based on mathematical errors or based on the Preliminary Closing Balance Sheet not being prepared in accordance with Section 2.4(a) or Section 2.4(b). If no Balance Sheet Objection is delivered to Buyer within such thirty (30) day period, then the Shareholders shall be deemed to have accepted the Preliminary Closing Balance Sheet.

                (e)              Response to Balance Sheet Objection. If a Balance Sheet Objection is delivered to Buyer pursuant to Section 2.4(d), then Buyer shall have thirty (30) days to review and respond to the Balance Sheet Objection by delivering written notice to the Shareholders setting forth a reasonable description of the scope of its disagreement with the information contained in it. If no such written notice is delivered to the Shareholders within such thirty (30) day period, then Buyer shall be deemed to have accepted the Balance Sheet Objection.

                (f)               Dispute Resolution Following Objection.

                   (i)            Negotiation. If Buyer delivers a written notice to the Shareholders in response to a Balance Sheet Objection pursuant to Section 2.4(e), then Buyer and the Shareholders shall promptly meet (in person, by telephone or otherwise) and attempt in good faith to resolve any dispute or disagreement relating to the Preliminary Closing Balance Sheet, the calculation of Net Working Capital as of the Effective Time and the calculation of Closing Cash (the “Balance Sheet Dispute”).

                   (ii)           Resolution by CPA Firm. If Buyer and the Shareholders are unable to resolve the Balance Sheet Dispute within thirty (30) days following the delivery of a Balance Sheet Objection to Buyer, then, at any time thereafter, Buyer or the Shareholders may elect to have the Balance Sheet Dispute resolved by KPMG, provided, that, (i) if at such time either the Shareholders or Buyer shall discover a bona fide conflict with respect to KMPG or (ii) if KPMG does not accept the engagement, then by another independent nationally recognized accounting firm as to which Buyer and the Shareholders mutually agree (the “CPA Firm”), which shall make a final determination of Closing Cash and Net Working Capital calculated with reference to such amounts to the extent such amounts are in the Balance Sheet Dispute in accordance with the guidelines and procedures set forth on Exhibit 2.4(f).

(g) Final Closing Balance Sheet. As used in this Agreement, the “Final Closing Balance Sheet” shall be: (i) the Preliminary Closing Balance Sheet if no Balance Sheet Objection is delivered to Buyer during the thirty (30) day period specified in Section 2.4(d); (ii) the Preliminary Closing Balance Sheet, adjusted in accordance with the Balance Sheet Objection, if Buyer does not provide the Shareholders with a written notice of disagreement in response to the Balance Sheet Objection within the fifteen (15) day period specified in Section 2.4(e); or (iii) the Preliminary Closing Balance Sheet, as adjusted by (A) the written agreement of Buyer and the Shareholders and/or (B) the CPA Firm in accordance with Section 2.4(f)(ii).

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                                2.5.             Repayment of Funded Indebtedness. Prior to the Closing, the Shareholders shall cause the Company to repay and discharge all outstanding obligations of the Company which constitute Funded Indebtedness as of the Effective Time, including but not limited to the amounts referenced on Schedule 2.5 attached hereto. However, the Shareholders shall have the right to cause the repayment of such obligations by instructing Buyer to deduct from the Purchase Price to be delivered to the Shareholders at the Closing the amount of such obligations and pay such amounts directly to the obligors in satisfaction of such obligations.

                                2.6.             Withholding. Buyer shall not withhold Taxes from the Purchase Price.

               3.             REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS AND THE COMPANY

                                As an inducement to Buyer to execute and deliver this Agreement, the Shareholders, jointly and severally, and the Company make the following representations and warranties to Buyer as of the Closing Date except as set forth in the disclosure schedule delivered to Buyer in connection with this Agreement (individually, a “Schedule” and collectively, the “Disclosure Schedule”) and shall survive the consummation of the transactions contemplated hereby in accordance with Section 6.5. For purposes of this Article 3, except for Section 3.1, the term “Company” shall be deemed to include the “Subsidiaries.” The inclusion of any information in the Disclosure Schedule shall not be deemed an admission or acknowledgement, in and of itself or solely by virtue of the inclusion of such information in the Disclosure Schedule, that such information is required to be contained in the Disclosure Schedule or that such information is material to the Company. The Disclosure Schedule has been arranged for purposes of convenience only, in sections corresponding to the Sections of this Agreement. Any information set forth in or incorporated into any section of the Disclosure Schedule shall be deemed to be disclosed in any other section of the Disclosure Schedule to the extent the applicability of such disclosed item to another section of this Article 3 is reasonably apparent on its face.

                                3.1.             Corporate.

                (a)              Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington.

                (b)              Corporate Power. The Company has all requisite corporate power and authority to own, operate and lease its assets, to carry on its business as and where such is currently conducted, and to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by the Company pursuant hereto and to carry out the transactions contemplated hereby and thereby.

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                (c)              Qualification. The Company is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction in which the character of the assets owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except for jurisdictions wherein the failure to be so qualified would not have a Material Adverse Effect. Schedule 3.1(c) sets forth a correct and complete list of the jurisdictions in which the Company is duly licensed or qualified to do business as a foreign corporation.

                (d)              Subsidiaries. Schedule 3.1(d) contains a correct and complete list of the name, jurisdiction of incorporation or organization, capitalization and ownership of each corporation, limited liability company, partnership or other entity of which capital stock or other equity or ownership securities are directly or indirectly owned by the Company (collectively, the “Subsidiaries”). Except as set forth in Schedule 3.1(d), the Company does not directly or indirectly own any capital stock or other equity or ownership securities of any corporation, limited liability company, partnership or other entity. Except as set forth in Schedule 3.1(d), no Person or entity other than the Company directly or indirectly owns any capital stock or other equity or ownership securities of any Subsidiary. All outstanding capital stock and other equity or ownership securities of each Subsidiary are held free and clear of any Liens, other than any transfer restrictions imposed pursuant to federal or state securities laws, and are legally and validly issued, fully paid and non-assessable. There are no (i) securities convertible into or exchangeable for the capital stock or other equity or ownership securities of any Subsidiary; (ii) options, warrants or other rights to purchase or subscribe to capital stock or other equity or ownership securities of any Subsidiary or securities that are convertible into or exchangeable for capital stock or other equity or ownership securities of any Subsidiary; or (iii) Contracts relating to the issuance, sale or transfer of any capital stock or other equity or ownership securities of any Subsidiary, any such convertible or exchangeable securities or any such options, warrants or other rights. Each Subsidiary (A) is a corporation, limited liability company, partnership or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (B) has full corporate or other power and authority to carry on its business as it is now being conducted and to own and lease the properties and assets it now owns and leases and (C) is in good standing and is duly qualified or licensed to do business as a foreign corporation or other entity in each jurisdiction wherein the character of the properties owned by it, or the nature of its business, makes such licensing or qualification necessary, except for jurisdictions wherein the failure to be so qualified would not have a Material Adverse Effect.

                (e)              Directors and Officers. Set forth in Schedule 3.1(e) is a correct and complete list of the directors and officers of the Company.

                (f)               Capitalization. The authorized capital stock of the Company consists entirely of 10,000,000 shares of common stock, 8,000,000 of which are Class A Voting Common Stock, no par value and 2,000,000 of which are Class B Non-Voting Common Stock, no par value. No shares of such capital stock are issued or outstanding except for 6,000,000 shares of Class A Voting Common Stock of the Company, 3,000,000 of which are owned of record and beneficially by Evangelos C. Lamprou and 3,000,000 of which are owned of record and beneficially by Manuel N. Lucio. All Shares are validly issued, fully paid and nonassessable. There are no (i) securities convertible into or exchangeable for any capital stock or other securities of the Company, (ii) options, warrants or other rights to purchase or subscribe to capital stock or other securities of the Company or securities that are convertible into or exchangeable for capital stock or other securities of the Company or (iii) Contracts relating to the issuance, sale or transfer of any capital stock or other securities of the Company, any such convertible or exchangeable securities or any such options, warrants or other rights.

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                                3.2.             Shareholders. Each of the Shareholders is a competent adult and has full power, legal right and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by such Shareholder pursuant hereto and to carry out the transactions contemplated hereby and thereby. Each Shareholder has good and marketable fee title to the Shares, free and clear of all Liens (other than any transfer restrictions imposed by federal and state securities laws).

                                3.3.             Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by the Company or the Shareholders pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Company and the Shareholders. No other or further act or proceeding on the part of the Company or the Shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by the Company or the Shareholders pursuant hereto or the consummation of the transactions contemplated hereby and thereby. Assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by the Company or the Shareholders pursuant hereto, assuming that such documents and instruments are valid and binding obligations of the other parties thereto, will constitute, valid and binding agreements of the Company and the Shareholders, as the case may be, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally or by equitable principles.

                                3.4.             No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by the Company or the Shareholders pursuant hereto nor the consummation by the Company or the Shareholders of the transactions contemplated hereby and thereby (a) will conflict with or violate any term or provision of the charter, bylaws or similar organizational documents of the Company, (b) will violate any applicable statute, law (including common law), ordinance, rule or regulation (collectively, “Laws”) or any order, writ, injunction, judgment, plan or decree (collectively, “Orders”) of any government, court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, county, local, foreign, supranational or other (collectively, “Governmental Entities”) to which the Company or any of its assets or properties is subject, or (c) subject to obtaining the consents, and providing the notices, described in Schedule 3.4, will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or under, any term or provision of any Material Contract or Material License to which the Company or the Shareholders is a party or by which the Company or the Shareholders or any of their respective assets or properties may be bound or affected, except where the failure of any of the representations and warranties contained in clauses (b) and (c) above to be true would not be material to the Company and its Subsidiaries taken as a whole.

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                                3.5.             Financial Statements.

                (a)              Included as Schedule 3.5 are financial statements of the Company (collectively, the “Financial Statements”) consisting of (i) the audited financial statements (including the consolidated balance sheets and consolidated statements of earnings, shareholders’ equity and cash flows) of the Company for each of the fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013 (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed, unqualified opinions of Moss Adams LLP with respect to the fiscal year ended December 31, 2013, and Clothier & Head P.S., with respect to the fiscal years ended December 31, 2012 and December 31, 2011, independent accountants for the Company for such years, and (ii) an unaudited balance sheet of the Company as of June 30, 2014 (the “Recent Balance Sheet”), and the related unaudited statements of earnings, shareholders’ equity and cash flows for the six (6) months then ended. The Financial Statements (A) have been prepared in accordance with GAAP applied on a consistent basis with the Company’s past practices and the Accounting Policies; and (B) fairly present in all material respects the consolidated financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated; subject, in the case of the Recent Balance Sheet and the other unaudited statements, for the absence of footnote disclosure and the absence of year-end adjustments.

                (b)              Since January 1, 2011, the Company has no Knowledge of any fraud that involves management or employees of the Company or any of the Subsidiaries who have a significant role in the internal control over financial reporting of the Company or any of the Subsidiaries. Since January 1, 2011, neither the Company nor any of the Subsidiaries nor, to the Knowledge of the Company, any banking, financial or other outside advisors or independent accountants of the Company or any of the Subsidiaries has received any material complaint, allegation, assertion or claim in writing regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of the Subsidiaries has engaged in questionable or fraudulent accounting or auditing practices.

                                3.6.             Tax Matters.

(a) The Company is, and has since its formation been, a validly electing S corporation within the meaning of sections 1361 and 1362 of the Code and within the meaning of the Income Tax laws of all states in which the Company is or has ever been required to file state corporate Income Tax Returns. At all times since its formation, each Subsidiary has been either (x) a validly electing S corporation within the meaning of sections 1361 and 1362 of the Code or (y) a “qualified subchapter S subsidiary” (within the meaning of Code § 1361(b)(3)(B)) with respect to the Company. Neither the Company nor any qualified subchapter S subsidiary (as so defined) of the Company has (i) acquired assets of another corporation in a transaction in which the Company’s (or such qualified subchapter S subsidiary’s) Tax basis in the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets in the hands of the transferor or (ii) acquired the stock of any corporation that was at any time not an S corporation or a qualified subchapter S subsidiary.

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               (b)              The provision made for Taxes (excluding any provision for deferred Taxes established to reflect timing differences between book and Tax income) on the Recent Balance Sheet is sufficient for the payment of all material Taxes of the Company and each of its Subsidiaries at the date of the Recent Balance Sheet and for all years and periods prior thereto. Since the date of the Recent Balance Sheet, neither the Company nor any Subsidiary has incurred any Taxes other than Taxes incurred in the ordinary course of business consistent in type and amount with past practices of the Company and such Subsidiary. All Income Taxes and all other material Taxes of the Company and each of its Subsidiaries attributable to periods ending on or before the Closing Date will be paid prior to the Closing Date or included in a correct and complete liability accrual on the Final Closing Balance Sheet. The Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the withholding of Taxes and has, in the time and manner prescribed by applicable Law, paid to the proper Governmental Entity all material amounts required to be withheld and paid to such Governmental Entity in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party of the Company.

                (c)              All Income Tax Returns and all other material Tax Returns required to be filed by or on behalf of the Company and each of its Subsidiaries have been timely filed and, when filed, were correct and complete in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.

                (d)              No Claim has ever been made in writing by any Governmental Entity in a jurisdiction in which the Company or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The Tax Returns of the Company and its Subsidiaries that are under audit or have been audited by any Governmental Entity since January 1, 2009 are set forth in Schedule 3.6(d). Neither the Company nor any Subsidiary has received from any Governmental Entity any written notice of underpayment or assessment of Taxes or other deficiency that has not been paid or any objection to any Tax Return filed by the Company or any Subsidiary. There are no outstanding Contracts or waivers extending the statutory period of limitations applicable to any Tax Return of the Company or any Subsidiary, and none has been requested.

                (e)              Neither the Company nor any Subsidiary has ever been a member of an affiliated group of corporations that filed a combined, consolidated, or unitary Tax Return.

                (f)               The assets of the Company and the assets of each Subsidiary are not subject to any Liens for Taxes other than Permitted Liens.

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                (g)              Neither the Company nor any Subsidiary has (i) applied for any Tax ruling or (ii) entered into a closing agreement as described in Section 7121 of the Code or otherwise (or any corresponding or similar provision of any state, municipal, county, local, foreign, supranational or other Tax Law) or any other Contract with any Governmental Entity.

                (h)              Neither the Company nor any Subsidiary has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 of the Code) with respect to a transaction described in Section 355 of the Code.

                (i)               Neither the Company nor any Subsidiary has a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

                (j)               Neither the Company nor any Subsidiary has ever (i) been party to any Tax allocation, Tax sharing or Tax indemnification Contract or (ii) had any liability for the Taxes of any Person (A) as a transferee or successor, (B) by Contract (other than commercial lending arrangements and Contracts entered into in the ordinary course of business) or (C) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law).

                (k)              Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) any adjustment under Section 481 of the Code by reason of any change in accounting method made on or prior to the Closing Date, or (iv) any cancellation of indebtedness of the Company or any Subsidiary on or prior to the Closing Date. Neither the Company nor any Subsidiary will be required to include in income for a taxable period ending after the Closing Date income that accrued in a Pre-Closing Tax Period but was not recognized for Tax purposes in such prior taxable period as a result of the cash method of accounting.

                                3.7.             Accounts Receivable. All accounts receivable and notes receivable of the Business reflected on the Recent Balance Sheet, and all accounts receivable and notes receivable of the Company that have arisen since the date of the Recent Balance Sheet, (a) arose out of arm’s length transactions; (b) are not in dispute; and (c) to the Company’s Knowledge, are not subject to counterclaim or setoff. To the Company’s Knowledge, no Person has provided written notice regarding their inability or unwillingness to pay any of the accounts receivable or notes receivable referenced in the previous sentence.

                                3.8.             Inventory. All Inventory, reflected on the Recent Balance Sheet or purchased since the date of the Recent Balance Sheet (a) is valued in accordance with GAAP at the lower of cost (using a weighted average method) or market less any costs of disposal and (b) consists of finished goods in transit to or from the Facilities or in possession of the Company (including capitalized freight and duty costs), that are in all material respects good and merchantable within normal trade tolerances in the ordinary course of business, except for slow-moving, excess, damaged or obsolete items written down or reserved for as reflected on the Recent Balance Sheet.

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                               3.9.              Absence of Certain Changes. Except as and to the extent set forth in Schedule 3.9, since the date of the Recent Balance Sheet, the Company has conducted its business only in the ordinary course of business, including with respect to payment of Liabilities, consistent with past practice, and there has not been:

                (a)              Material Adverse Effect. Any Material Adverse Effect.

                (b)              No Damage. Any material loss, damage or destruction, whether covered by insurance or not, relating to or affecting any assets material to the Business.

                (c)              No Increase in Compensation. Other than in the ordinary course of business consistent with past practice, any increase in the compensation, salaries, commissions or wages payable or to become payable to any employees or agents of the Company, including any bonus or other employee benefit granted, made or accrued in respect of such employees or agents, or any increase in the number of such employees or agents (including any such increase or change pursuant to any Employee Plan/Agreement or other commitment), in each case, other than in the ordinary course of business.

                (d)              No Increase in Affiliate Obligations. Any increase in the Company’s investment in, receivable from or payable to any Affiliate of the Company.

                (e)              No Disposition of Property. Any sale, lease, grant or other transfer or disposition of any material assets of the Company, except for the sale of Inventory items in the ordinary course of business consistent with past practice.

                (f)               No Material Acquisitions. Any merger or consolidation with, any acquisition of an interest in or any acquisition of a substantial portion of the assets or business, of any Person or entity other than acquisitions of Inventory or materials in the ordinary course of business.

                (g)              No Indebtedness. Any Funded Indebtedness incurred, assumed or guaranteed by the Company.

                (h)              No Amendment of Contracts, Rights. Except to the extent permitted or required by this Agreement, (i) any entering into, material amendment to or early termination of any Material Contract to which the Company is a party, in each case other than in the ordinary course of business consistent with past practice, (ii) any release or waiver of any material claims or rights under any Material Contract to which the Company or any Subsidiary is a party, or (iii) any renewal notice period or option period permitted to lapse with respect to any Material Contract or any notice of termination of any Contract, except for terminations of Material Contracts upon their expiration in accordance with their terms.

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                (i)               Loans and Advances. Any loan or advance made by the Company to any Person or entity, other than advances for travel and entertainment made to the Company’s employees in the ordinary course of business consistent with past practice.

                (j)               Credit. Any grant of credit by the Company to any customer (including any distributor) of the Company on terms or in amounts more favorable in the aggregate than those that have been extended to such customer in the past, any other material change in the terms of any credit heretofore extended by the Company or any other material change of the Company’s policies or practices with respect to the granting of credit.

                (k)              Discharge of Obligations. Any discharge, satisfaction or agreement to satisfy or discharge any material Liability of the Company, other than the discharge or satisfaction of Funded Indebtedness or, in the ordinary course of business, of Current Liabilities reflected on the face of the Recent Balance Sheet and, in the ordinary course of business, of Current Liabilities incurred since the date of the Recent Balance Sheet.

                (l)               Settlement of Claims. Cancellation or compromise of any material debt or claim, except in the ordinary course of business consistent with past practices and which, in the aggregate, would not be material to the Company and the Subsidiaries.

                (m)             Accounting Principles. Any material change in the Company’s financial or Tax accounting principles or methods, except to the extent required by GAAP.

                (n)              Liens. Any material properties or assets (real, personal or mixed, tangible or intangible) of the Company subjected to any Liens, except for Permitted Liens.

                (o)              Employee Plans/Agreements. Any adoption or, except as required by Law, material amendment of any Employee Plans/Agreements, in each case, other than in the ordinary course of business.

                (p)              Employees. Any loss of the services of an employee whose annual salary exceeded Seventy-Five Thousand Dollars ($75,000).

                (q)               Commitments. Any entering into, amending or early termination of any Contract to take any of the actions specified in this Section 3.9, other than this Agreement and the transactions contemplated hereby.

                                3.10.           Absence of Undisclosed Liabilities. Except as and to the extent specifically set forth on the face of the Recent Balance Sheet, or in Schedule 3.10, no Liabilities have been incurred by the Company that would be required to be disclosed on a balance sheet prepared as of the date hereof in accordance with GAAP in the manner applied by the Company consistent with its past practices and the Accounting Principles, other than: (a) Liabilities incurred since the date of the Recent Balance Sheet in the ordinary course of business consistent with past practice, none of which has had or is reasonably likely to have a Material Adverse Effect; (b) Liabilities under Material Contracts or under Contracts entered into in the ordinary course of business which are not required to be disclosed thereon due to specified dollar thresholds or other limitations (excluding, in each case, any liability for any breach of any such Contract); (c) Liabilities incurred in connection with this Agreement; or (d) Liabilities otherwise disclosed on the Disclosure Schedule.

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                                3.11.           No Litigation. Except as set forth in Schedule 3.11, there is no Litigation pending or, to the Company’s Knowledge, threatened against the Company, its Affiliates or the Business except as would not have a Material Adverse Effect. Schedule 3.11 also identifies all Litigation to which the Company or its shareholders, directors or officers (in such capacity) have been parties since January 1, 2011. Except as set forth in Schedule 3.11, none of the Company, its business, its assets or its Liabilities is subject to any Order.

                                3.12.           Compliance With Laws and Orders.

                (a)              Laws and Orders. Except as set forth in Schedule 3.12(a), the Company (including its business and assets) is, and has been since January 1, 2010 in compliance in all material respects with all applicable Laws and Orders. Except as set forth in Schedule 3.12(a) or with respect to violations of any Laws that have not had a Material Adverse Effect, the Company has not received written notice of any violation or alleged violation of any Laws or Orders.

                (b)              Licenses and Permits. The Company has all licenses, permits, approvals, registrations, certifications, consents and listings of all Governmental Entities and of all certification organizations, and all exemptions from requirements to obtain or apply for any of the foregoing, necessary for the conduct of, or material to, the Business (as the Company currently conducts its business) and the operation of the Facilities (the “Material Licenses”), except for licenses, permits, approvals, registrations, certifications, consents and listings the absence of which would not have a Material Adverse Effect. True and correct copies of all such Material Licenses have been provided or made available to Buyer. The Material Licenses are in full force and effect. Neither the Company or any Subsidiary of the Company is in material default under any such Material License.

                (a)               Environmental Matters. Without limiting the generality of the foregoing provisions of this Section 3.12, except for past violations for which the Company is not subject to any current Liability and cannot become subject to any future Liability and except as set forth in Schedule 3.12(c), the Company (including its business and assets) is and has been since January 1, 2011 in compliance in all material respects with all Environmental Laws. Except as set forth in Schedule 3.12(c), there is no Litigation pending, or to the Company’s Knowledge, threatened or anticipated against the Company relating in any way to any Environmental Laws, nor to the Company’s Knowledge is any litigation pending or threatened against any third party for whom the Company may have retained or assumed by, or could be imputed or attributed to the Company relating in any way to any Environmental Laws. Except as set forth on Schedule 3.12(c), to the Company’s Knowledge there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans that may (i) interfere with or prevent compliance or continued compliance by the Company with all Environmental Laws or (ii) give rise to any Liability, including Liability under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, or similar state, municipal, county, local, foreign, supranational or other Laws, or otherwise form the basis of any Litigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened or anticipated release into the environment, of any Waste. To the extent they exist, true and correct copies of all environmental studies (including without limitation, Phase 1, and Phase 2 reports, and environmental compliance studies or audits), in the possession or reasonable control of the Company or Shareholders respecting property or operations currently or formerly owned or operated by the Company, or for which the Company is or has alleged to have Liability under any Environmental Laws, have been provided to the Buyer. To the Company’s Knowledge, (A) no portion of any of the Real Property has been used as a landfill or for storage or landfill of Waste, (B) no underground storage tanks have been present on any of the Real Property, (C) no transformers or capacitors containing polychlorinated biphenyls (PCBs) have been present on any of the Real Property and (D) no asbestos is contained in or forms a part of any building, building component, structure, office space or equipment owned, operated, leased, managed or controlled by the Company or located on the Real Property.

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                                3.13.           Title to and Condition of Properties.

                (a)              Marketable Title. Except as set forth on Schedule 3.13(a), for Inventory or other assets sold or disposed of in the ordinary course of business since the date of the Recent Balance Sheet or as would not be material to the Business, the Company has good and marketable fee title to, or, in the case of leased or subleased assets, valid and subsisting leasehold interests in, all of the assets (tangible and intangible) used in the conduct of the Business, free and clear of all Liens, except, in the case of Permitted Liens.

                (b)              Condition. Except as set forth on Schedule 3.13(b), all tangible assets (real and personal) owned or utilized by the Company are in good operating condition and repair in all material respects (subject to normal wear and tear) and free from any defects (except for such defects as do not interfere with the use thereof in the conduct of the normal operations of the Business).

                (c)              Real Property. Schedule 3.13(c) sets forth a true and accurate description of all real property currently leased, licensed, subleased, or otherwise occupied by the Company and/or its Subsidiaries, as applicable (such real property currently leased, licensed, subleased, or otherwise occupied by the Company and/or its Subsidiaries, as applicable, shall be referred to as the “Real Property”). Neither the Company nor its Subsidiaries owns any real property. To the Company’s Knowledge, no Person or entity other than the Company and its Subsidiaries, as applicable, has any right or option to acquire or lease any portion of or interest in the Real Property, and neither Company nor any of its Subsidiaries has subleased all or any portion of the Real Property to any third party. Each of the Company’s or its applicable Subsidiary’s interests in the leased Real Property is free and clear of Liens, except for Permitted Liens. To the Company’s Knowledge, there is no violation or default (nor does there exist any condition which, with the passage of time or the giving of notice or both, would cause such a violation or default) by the Company or its Subsidiaries under any such lease for Real Property, except for such violations or defaults that would not have a Material Adverse Effect.  To the Company’s Knowledge, the Company has the right to use the Real Property for the purposes for which the Real Property is currently used, and the Company is using the Real Property in compliance in all material respects with applicable laws. To the Company’s Knowledge, with respect to any previously leased Real Property, the Company has paid all amounts owed to the landlords thereunder, including any termination fees, and has no other Liabilities associated therewith. To the Company’s Knowledge, all of the Real Property has rights of access to dedicated public highways or roads. To the Company’s Knowledge, no public improvements are pending or planned that may result in special assessments against or otherwise materially adversely affect any Real Property. The Company has no Knowledge of any Order requiring repair, alteration or correction of any existing condition affecting any Real Property or the systems or improvements thereat.

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                                3.14.            Insurance. Schedule 3.14 sets forth a correct and complete list of all material policies of fire, liability, product liability, workers compensation, product, recall and other forms of insurance, other than those constituting part of an Employee Plan/Agreement currently in effect with respect to the Company’s business, assets or Liabilities (collectively, the “Company Insurance Policies”). Schedule 3.14 includes the date of expiration and date through which premiums have been paid with respect to each Company Insurance Policy. The Company has made available correct and complete copies of each Company Insurance Policy to Buyer. To the Company’s Knowledge, all Company Insurance Policies are in full force and effect and the Company has not received any written notice of cancellation or termination with respect to any Company Insurance Policy, and to the Company’s Knowledge, no event or condition exists or has occurred that could result in cancellation of any Company Insurance Policy prior to its scheduled expiration date. To the Company’s Knowledge, (a) the Company has duly and timely made all claims that it has been entitled to make under each Company Insurance Policy and (b) there is no claim by the Company pending under any Company Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

                                3.15.            Contracts and Commitments. Except as set forth in Schedule 3.15 (which Contracts shall be the “Material Contracts”):

                (a)               Real Property Leases. The Company (whether as lessor or lessee) has no Contracts for the lease or occupancy of Real Property.

                (b)               Personal Property Leases. The Company (whether as lessor or lessee) has no Contracts for the lease or use of personal property involving any required remaining consideration, termination charge or other expenditure in excess of Fifty Thousand Dollars ($50,000) (or its foreign currency equivalent as of the date hereof) or which is otherwise material to the Business.

                (c)               Security Agreements. The Company has no mortgage agreements, deeds of trust, security agreements, purchase money agreements, conditional sales contracts or capital leases.

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                (d)              Employment Agreements. The Company has no employment or similar agreement providing for compensation, severance or a fixed term of employment in respect of services performed by any employee of the Company requiring payments in excess of Fifty Thousand Dollars ($50,000) per year or One Hundred Thousand Dollars ($100,000) in the aggregate.

                (e)              Consulting Agreements. The Company has no management, consulting, independent contractor, subcontractor, retainer or other similar type of agreement under which services are provided by any Person to the Company requiring payments in excess of One Hundred Thousand Dollars ($100,000) per year or One Hundred Fifty Thousand Dollars ($150,000) in the aggregate.

                (f)               Purchase Commitments. The Company has no Contracts relating to the purchase of Inventory involving any required remaining consideration, termination charge or other expenditure in excess of Two Hundred Thousand Dollars ($200,000) (or its foreign currency equivalent as of the date hereof) to any one supplier or group of affiliated suppliers. The Company has no Contracts relating to the purchase of equipment, fixed assets or similar goods involving any remaining required consideration, termination charge or other expenditure on the part of the Company in excess of One Hundred Thousand Dollars ($100,000) (or its foreign currency equivalent as of the date hereof).

                (g)              Sales Commitments. The Company has no sales Contracts that aggregate in excess of Two Hundred Thousand Dollars ($200,000) (or its foreign currency equivalent as of the date hereof) to any one customer or group of affiliated customers.

                (h)              Manufacturing Agreements. The Company has no manufacturing, distribution or sourcing agreement or arrangement material to the Business.

                (i)               Powers of Attorney. The Company has not given a power of attorney or proxy that is currently in effect to any Person or entity.

                (j)               Affiliate Agreements. The Company has no agreements with Affiliates or with any entity in which an officer or director of the Company holds an interest.

                (k)              Joint Ventures. The Company has no partnership, joint venture or similar agreements.

                (l)               Collective Bargaining Agreements. The Company has no collective bargaining Contract with any unions or similar groups.

                (m)             Loan Agreements. The Company has no loan Contract, promissory note, letter of credit, performance or other type of bond or other evidence of indebtedness, including any Contract evidencing or relating to Funded Indebtedness, as a signatory, guarantor or otherwise.

                (n)              Guarantees. The Company has not guaranteed the payment or performance of any Person or entity (except under Contracts entered into by the Company in the ordinary course of business) or to act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any Person or entity.

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                (o)              Indemnities. The Company has no agreements that obligate it to indemnify any employee, officer, director or agent of the Company (except under Contracts entered into by the Company in the ordinary course of business) or to indemnify any third party for amounts over One Hundred Thousand Dollars ($100,000).

                (p)              Agreements Relating to the Company Trade Rights. The Company has no consulting, development, joint development, license or similar Contract relating to, or any Contract requiring the assignment of any interest in, any material Company Trade Rights (other than software commercially available on shrinkwrap or other non-negotiated terms).

                (q)              Restrictive Agreements. The Company has no Contract (i) prohibiting or restricting the Company or any of its employees from competing in any business or geographical area, or soliciting customers or employees, or otherwise restricting it from carrying on any business anywhere in the world following the Closing, (ii) containing any “most favored nation,” “most favored customer” or similar provisions; (iii) granting any type of exclusive rights to any Person or entity or (iv) prohibiting or restricting the Company’s use of any of its Trade Rights.

                (r)               Other Material Contracts. The Company has no Contract of any nature (i) involving any required remaining consideration or other expenditure in excess of Two Hundred Thousand Dollars ($200,000) (or its foreign currency equivalent as of the date hereof) or (ii) that is otherwise individually material to the Business.

                                3.16.           No Default. Except as set forth on Schedule 3.16, (a) the Company is not in default in any material respect under any Material Contract to which it is a party or otherwise bound, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a default by the Company in any material respect thereunder, and, to the Company’s Knowledge, no third party is in default in any material respect under any Material Contract to which the Company is a party or otherwise bound, and (b) each Material Contract to which the Company is a party or otherwise bound is in full force and effect and is a valid and binding agreement enforceable against the Company and, to the Company’s Knowledge, the other party or parties thereto in accordance with its terms, except, in each case, as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally or by equitable principles. The Company has provided to, or has given access to, Buyer copies of all Material Contracts.

                                3.17.           Labor Matters. Since January 1, 2010, the Company has not experienced any material labor disputes, any union organization attempts or any work stoppages due to labor disagreements. Except for past violations for which the Company is not subject to any material current Liability and is not reasonably be expected to become a future Liability of the Company, the Company is and has been in compliance in all material respects with all applicable Laws or Orders relating to employment and employment practices, terms and conditions of employment and wages and hours, unfair labor practices. To the Company’s Knowledge, there is no unfair labor practice charge or complaint against the Company by a Governmental Entity or complaint alleging an unfair labor practice pending or threatened or anticipated against the Company. There is no labor strike, labor dispute, request for representation by a union, material slowdown or material stoppage pending or, to the Company’s Knowledge, threatened, against the Company. Except as would not reasonably be likely to have a Material Adverse Effect, no labor grievance, or arbitration proceeding arising out of or under, collective bargaining agreements, is pending. There are no pending or, to the Company’s Knowledge, threatened material administrative charges or court complaints against the Company concerning alleged employment discrimination or other employment-related matters.

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                                3.18.            Employee Benefit Plans.

                (a)              Disclosure. Schedule 3.18(a) sets forth a correct and complete list of all material plans, programs, Contracts, policies and practices providing benefits to any current or former director, employee or independent contractor of the Company, or beneficiary or dependent thereof, sponsored or maintained by the Company, to which the Company has contributed, contributes or is obligated to contribute, or under which the Company has or is reasonably expected to have any Liability, including any pension, thrift, savings, profit sharing, retirement, bonus, incentive, health, dental, death, accident, disability, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization, severance, vacation, sick leave, fringe or welfare benefits, employment or consulting Contracts, “golden parachutes,” collective bargaining agreements, “employee benefit plans” (as defined in Section 3(3) of ERISA), employee manuals, and written or binding oral statements of policies, practices or understandings relating to employment (collectively, the “Employee Plans/Agreements”). No Employee Plan/Agreement is a “multiemployer plan” (as defined in Section 4001 of ERISA), and neither the Company nor any ERISA Affiliate has ever contributed nor been obligated to contribute to any such multiemployer plan.

                (b)              Delivery of Documents. The Company has delivered or has made available to Buyer correct and complete copies of the following information with respect to each Employee Plan/Agreement:

                   (i)           the Employee Plan/Agreement, including all amendments, or, if there is not a written plan document, a written summary of the material terms and conditions of the Employee Plan/Agreement;

                   (ii)          the annual report, if required under ERISA, with respect to the Employee Plan/Agreement for each of the previous two (2) plan years;

                   (iii)         the summary plan description, together with each summary of material modifications, if required under ERISA, with respect to the Employee Plan/Agreement;

                   (iv)         if the Employee Plan/Agreement is funded through insurance or a trust, insurance or any third party funding vehicle, the trust contract, insurance policy or other funding agreement and the latest financial statements thereof; and

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(v) the most recent determination letter received from the IRS with respect to the Employee Plan/Agreement that is intended to be qualified under Section 401 of the Code.

(c) Terminations, Proceedings, Penalties, Etc. With respect to each employee benefit plan (including each Employee Plan/Agreement) that is subject to Title IV of ERISA and with respect to which the Company, any Person or entity that is or was aggregated with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code or any of their respective assets may be subject to any material Liability, contingent or otherwise, or the imposition of any Lien (whether by reason of the complete or partial termination of any such plan or the funded status of any such plan or otherwise):

                   (i)            no such plan has been terminated so as to subject any of the Company’s assets to any Liability or the imposition of any Lien under Title IV of ERISA;

                   (ii)           no proceeding has been initiated or threatened by any Person or entity (including the Pension Benefit Guaranty Corporation) to terminate any such plan;

                   (iii)          no condition or event currently exists or is reasonably expected to occur that would subject any of the Company’s assets to any material Liability or the imposition of any Lien under Title IV of ERISA, whether to the Pension Benefit Guaranty Corporation or to any other Person or entity or otherwise on account of the termination of any such plan;

                   (iv)         no “reportable event” (as defined in Section 4043 of ERISA) has occurred with respect to such plan during the past six (6) years for which any (A) applicable notice was not provided, or (B) notice period has expired;

                   (v)          no such plan is a plan described in Section 4063 or 4064 of ERISA or Section 413(c) of the Code; and

                   (vi)         with respect to any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA, the foregoing representations of this Section 3.18(c) are limited to the Company’s Knowledge.

                (d)              Prohibited Transactions. Neither the Company nor any employee or director of the Company, or, to the Company’s Knowledge, any other “disqualified person” (as defined in Section 4975 of the Code) or any other “party in interest” (as defined in Section 3(14) of ERISA) has engaged in, or been a party to, any “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA) for which a statutory, regulatory, or administrative exemption does not apply or for which a correction has not been made in full.

                (e)              Full Funding. Except as would not reasonably be likely to have a Material Adverse Effect, the funds available under each Employee Plan/Agreement that is intended to be qualified under Section 401(a) of the Code exceed the amounts required to be paid, or that would be required to be paid if such Employee Plan/Agreement were terminated, on account of rights vested or accrued as of the Closing Date (using the actuarial methods and assumptions then used by the Company’s actuaries in connection with the funding of such Employee Plan/Agreement).

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                (f)               Controlled Group; Affiliated Service Group. Other than the Company and its Subsidiaries, the Company is not and never has been a member of a controlled group of corporations (as defined in Section 414(b) of the Code), under common control with any unincorporated trade or business (as determined under Section 414(c) of the Code) or a member of an “affiliated service group” (within the meaning of Section 414(m) of the Code).

                (g)              Payments and Compliance. With respect to each Employee Plan/Agreement: (i) the Company has complied in all material respects with, and the operation of the Employee Plan/Agreement has conformed in all material respects to, all applicable Laws and the terms of the Employee Plan/Agreement; (ii) if the Employee Plan/Agreement is intended to qualify under Section 401 of the Code, it has received a favorable determination letter or opinion letter from the IRS regarding its qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and, to the Company’s Knowledge, nothing has occurred since the date of such letter that has adversely affected or is reasonably likely to adversely affect such qualification or exemption; (iii) there is no material claim pending (other than routine claims for benefits being reviewed pursuant to the plan’s internal claim and approval process) or, to the Company’s Knowledge, threatened or anticipated with respect to the Employee Plan/Agreement or against the assets of the Employee Plan/Agreement; and (iv) the Employee Plan/Agreement is not a plan that is established and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens.

                (h)              Post-Retirement Benefits. Except as disclosed in Schedule 3.18(h), no Employee Plan/Agreement provides welfare benefits (whether or not insured), with respect to current or former directors, employees or independent contractors of the Company beyond their retirement or other termination of service other than as required by applicable Law, including Sections 601 through 609 of ERISA.

                (i)               No Triggering of Obligations. Except as disclosed in Schedule 3.18(i), the consummation of the transactions contemplated hereby will not (i) entitle any current or former director, employee or independent contractor of the Company to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former director, employee or independent contractor of the Company, or (iii) require the Company to fund any Liability or place in trust or otherwise set aside any amounts in respect of any Employee Plans / Agreements.

                (j)               Future Commitments. The Company has no announced plans or legally binding commitment to create any additional Employee Plans/Agreements or to materially amend or modify any existing Employee Plans/Agreements.

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                                3.19.           Employees; Compensation. Schedule 3.19 contains a correct and complete list of (a) all employees of the Company and its Subsidiaries, (b) each such employee’s title and date of hire, (c) each such employee’s employment status (i.e., whether employee is actively employed or not actively at work due to illness, short-term disability, sick leave, authorized leave or absence, layoff for lack of work or service in the Armed Forces of the United States or for any other reason), (d) each such employee’s annual rate of compensation (or annualized rate of compensation for each such hourly or commission employee) and (e) the employer of such employees.

                                3.20.           Trade Rights. Schedule 3.20 contains a correct and complete list of the Company Trade Rights currently used in the Business. Schedule 3.20 also specifies which of the Company Trade Rights are registered and the jurisdictions in which such Company Trade Rights are registered. All material Company Trade Rights are in good standing and have been properly registered in all jurisdictions where required. Except as set forth on Schedule 3.20, there are no pending, existing or, to the Knowledge of the Shareholders or the Company, threatened opposition, interference, cancellation, proceeding or other legal or governmental proceeding before any Governmental Entities against or involving the applications or registrations listed in Schedule 3.20. All registrations and applications have been properly made and filed, and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. To the Knowledge of the Shareholders or the Company, the conduct of the business as currently conducted does not require the use of any Trade Rights that the Company does not already have. To the Knowledge of the Shareholders or the Company, the Company is not infringing and has not infringed any Trade Rights of another, nor is there any basis upon which a claim or challenge for infringement could be made. To the Company’s Knowledge, no Person or entity is infringing or has infringed any of the Company Trade Rights. The Company is not aware of any pending patent applications belonging to others that would be infringed by the Company if a patent that included such claims were granted on such pending applications. Except as set forth in Schedule 3.20, the Company has not granted any license or made any assignment of any of the material Company Trade Rights, and no Person or entity other than the Company has any right to use any of the material Company Trade Rights. Except as set forth in Schedule 3.20, the Company does not pay any royalties or other consideration for the right to use any Trade Rights of others. To the Knowledge of the Shareholders of the Company, all material Trade Rights that are used by the Company are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of the Company. The Company has not entered into any agreement which restricts its use of the material Company Trade Rights. To the Knowledge of the Shareholders or the Company, no methods, processes, procedures, apparatus or equipment used or held for use by the Company use or include any proprietary or confidential information or any trade secrets misappropriated from another. The Company has complied in all material respects with all Contracts governing the disclosure and use of proprietary or confidential information. The Company has maintained the confidentiality of all material Company Trade Rights to the extent necessary to maintain all proprietary rights therein. The consummation of the transactions contemplated hereby will not alter or impair any of the material Company Trade Rights.

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                                3.21.           Customers; Suppliers; Dealers and Distributors.

                (a)               Major Customers. Schedule 3.21(a) contains a correct and complete list of the ten (10) largest customers, including distributors, of the Company for the fiscal year ended December 31, 2013 (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during such year. As of the date hereof, the Company has no Knowledge that any of the customers listed in Schedule 3.21(a), nor has any customer listed in Schedule 3.21(a) provided written notice to the Company that such customer, does not intend to continue to be a customer of the Company following the date hereof or that any of such customers intends to substantially or materially reduce or alter the level of purchases as compared to the prior fiscal year.

                (b)              Major Suppliers. Schedule 3.21(b) contains a correct and complete list of the ten (10) largest suppliers to the Company for the fiscal year ended December 31, 2013 (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during such year. As of the date hereof, the Company has no Knowledge that any of the suppliers listed in Schedule 3.21(b), nor has any supplier listed in Schedule 3.21(b) provided written notice that such supplier, does not intend to continue to be a supplier to the Company after the date hereof and does not intend to continue to supply the Company with substantially the same quantity and quality goods and services.

                (c)               Dealers and Distributors. Other than employees of the Company, the Company has no sales representatives, dealers, distributors, franchisees or other third parties performing similar functions for the Company.

                (d)               Promotions. Schedule 3.21(c) sets forth the terms of all return markdown, promotion, co-op advertising and other similar programs and allowances currently offered by the Company to any of its customers as of the date hereof. As of the date hereof, the Company has not established reserves regarding the foregoing.

                               3.22.             Product Warranty and Product Liability. Schedule 3.22 sets forth the aggregate annual cost to the Company of performing warranty obligations for each of the previous two (2) fiscal years. Schedule 3.22 also contains a description of all pending warranty claims involving the Company where the amount in question exceeds, or is reasonably likely to exceed, Seventy Five Thousand Dollars ($75,000) (or its foreign currency equivalent as of the date hereof). None of the Products have been the subject of any replacement, field fix, retrofit, modification or recall campaign. All Products have been designed, manufactured, labeled and performed so as to meet and comply with all applicable Laws and Orders currently in effect.

                                3.23.           Certain Relationships to the Company. No Affiliate of the Company has any direct or indirect interest in or other business relationship or arrangement with (i) any Person or entity that does business with the Company in connection with the operation of, or is competitive with, the Business or (ii) any property, asset or right that is used by the Company. All obligations of any Affiliate of the Company to the Company, and all obligations of the Company to any Affiliate of the Company, are described in Schedule 3.23.

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                                3.24.           Bank Accounts. Schedule 3.24 sets forth a correct and complete list of the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains a safe deposit box, lock box or checking, savings, custodial or other account, the type and number of each such account and the signatories therefor, a description of any compensating balance arrangements, and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

                                3.25.           No Brokers or Finders. Neither the Company nor any of its shareholders, directors, officers, employees or agents has retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof, nor are any of them responsible for the payment of any broker’s, finder’s or similar fees.

                                3.26.           No Other Representations or Warranties. Except for the representations and warranties contained in (a) this Article 3 (as modified by the Disclosure Schedule hereto), (b) any document, certificate, agreement or other instrument (as modified by the Disclosure Schedule hereto) delivered by the Company to Buyer pursuant to the terms of this Agreement in connection with the transactions contemplated hereby, and (c) the documents listed in Sections 7.2(c), (d), (f) and (g), (the items listed in clauses (b) and (c) above, the “Ancillary Documents”), the Company and the Shareholders make no other express or implied representation or warranty with respect to the Company and the Shareholders or the transactions contemplated by this Agreement, and the Company and the Shareholders disclaim any other representations or warranties, whether made by the Company, the Shareholders or any of their respective Affiliates, officers, directors, employees, agents or representatives.

                4.             REPRESENTATIONS AND WARRANTIES OF BUYER

                                As an inducement to the Company and the Shareholders to execute and deliver this Agreement, Buyer makes the following representations and warranties to the Company and the Shareholders, each of which is true and correct on the Closing Date and shall survive the consummation of the transactions contemplated hereby.

                                4.1.             Corporate.

                (a)               Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                (b)              Corporate Power. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and to carry out the transactions contemplated hereby and thereby.

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                                4.2.             Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Buyer. No other or further corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. Assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes and, when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto, assuming that such documents and instruments are valid and binding obligations of the other parties thereto, will constitute, valid and binding agreements of Buyer, as the case may be, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally or by equitable principles.

                                4.3.             No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by the Buyer pursuant hereto nor the consummation by the Buyer of the transactions contemplated hereby and thereby (a) will conflict with or violate any term or provision of the charter, bylaws or similar organizational documents of the Buyer, (b) will violate any applicable Law or Order of any Governmental Entity to which Buyer or any of its assets or properties is subject, or (c) will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by or under, any term or provision of any material Contract or material license to which Buyer is a party or by which Buyer or any of its assets or properties may be bound or affected, except where the failure of any of the representations and warranties contained in clauses (b) and (c) above to be true would not have a Buyer Material Adverse Effect.

                                4.4.             No Litigation. There is no Litigation pending or, to Buyer’s Knowledge, threatened against Buyer in respect of the consummation of the transactions contemplated hereby except as would not have a Buyer Material Adverse Effect.

                                4.5.             Financial Ability. Buyer has the financial ability to consummate the transactions contemplated by this Agreement and operate the Business following the Closing, including in accordance with Section 5.8.

                                4.6.             Investment Representation. Buyer is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Shares. Buyer acknowledges that the Shares have not been registered under the Securities Act or any state or foreign securities laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Shares are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

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                                4.7.             No Brokers or Finders. Neither Buyer nor any of its shareholders, directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof, nor are any of them responsible for the payment of any broker’s or finder’s fees.

                5.            COVENANTS

                                5.1.             Post-Closing Access to Information; Cooperation.

                (a)              Access to Information. From and after the Closing until the seven (7) year anniversary of the Closing Date (or if any indemnity claims pursuant to Article 6 are pending as of such date, the date such claims are Finally Determined), each Party shall afford any other Party, its respective counsel, accountants and other representatives, during normal business hours, reasonable access to the books, records and other data in such Party’s possession relating directly or indirectly to the Business and the assets, Liabilities or operations of the Company and its Subsidiaries, and the right to make copies and extracts therefrom at its expense, to the extent such access is reasonably required by the requesting Party for any proper business purpose, including in connection with the transactions contemplated hereby. Without limitation, after the Closing, each Party shall make available to any other Party, as reasonably requested, and to any Governmental Entity that is legally permitted to receive the following pursuant to its subpoena power or its equivalent, all books, records and other data relating to Tax Liabilities or potential Tax Liabilities for all periods prior to or including the Closing Date and shall preserve all such books, records and other data until the expiration of any applicable statute of limitations for assessment or refund of Taxes or extensions thereof. Subject to the previous sentence, each Party agrees, for a period of seven (7) years after the Closing Date, not to destroy or otherwise dispose of any of the books, records or other data described in this Section 5.1(a) without first offering in writing to surrender such books, records and other data to the other Parties, which the other Parties shall have thirty (30) days after such offer to agree in writing to take possession thereof.

                (b)              Cooperation. Each Party shall cooperate, as and to the extent reasonably requested by any other Party, in connection with (i) the filing of Tax Returns pursuant to Section 5.2 and (ii) any Litigation (including insurance claims) brought by or against any third party in connection with (A) any transaction contemplated by this Agreement or (B) any fact or condition relating to the Company’s business or assets prior to the Closing. Such cooperation shall include making available to the requesting Party, at such times and under such circumstances so as not to unreasonably disrupt business, the relevant information, documents, records and employees of the cooperating Party, allowing the relevant personnel of the cooperating Party to assist the requesting Party in participating in any such matter (including providing testimony in Litigation), executing and delivering documents or instruments and taking all such action as the requesting Party reasonably requests in connection with such matter. The requesting Party shall promptly reimburse the cooperating Party for all out-of-pocket costs directly relating to such cooperation of such Party and any of the cooperating Party’s employees and representatives who assist the requesting Party (unless the contesting or defending party is entitled to indemnification therefor under Article 6). The Shareholders agree, as and to the extent reasonably requested by Buyer and at Buyer’s expenses, to use its commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or other person or entity as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby). Buyer and the Shareholders further agree, as and to the extent reasonably requested by the other Party, to provide such other Party with all information that either Party may be required to report pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder (if any).

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                                5.2.             Tax Matters

                (a)               Tax Returns for Pre-Closing Tax Periods. The Shareholders shall file, or cause the Company to file, on a timely basis, all Income Tax Returns for Pre-Closing Tax Periods and any other Tax Returns that are required to be filed by the Company on or prior to the Closing Date (taking into account any extensions of time to file). The Shareholders shall allow Buyer to review and comment on any Tax Return prepared pursuant to this Section 5.2(a) at any time during the forty-five (45) day period immediately preceding the filing of such Tax Return and, to the extent required to comply with applicable Tax Laws, shall accept any reasonable comments made by Buyer. The Shareholders shall pay or cause the Company to pay (or reimburse Buyer for) all Taxes due and payable on the Tax Returns filed under the first sentence of this Section 5.2(a), but only to the extent such Taxes are not taken into account in computing the Final Closing Net Working Capital.

                (b)              Tax Returns for Straddle Periods. Buyer shall cause to be prepared and filed any Tax Returns of the Company for Pre-Closing Tax Periods not described in Section 5.2(a) and for Straddle Periods and shall cause the Company to pay the Taxes shown to be due thereon, provided that Shareholders shall promptly reimburse Buyer for the portion of such Tax that relates to a Pre-Closing Tax Period to the extent such Taxes are not taken into account in the calculation of the Final Closing Net Working Capital. Buyer shall allow the Shareholders to review and comment upon any Tax Return prepared pursuant to this Section 5.2(b) at any time during the forty-five (45) day period immediately preceding the filing of such Tax Return and shall accept any reasonable comments made by the Shareholders. Buyer and Shareholders agree to cause the Company to prepare any Tax Returns for any Straddle Period consistently with past practices (except as otherwise required by Law) and to file all Tax Returns covered by this Section 5.2(b) on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant Governmental Entity will not accept a Tax Return filed on that basis. For purposes of this Section 5.2(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Taxes that relates to the portion of such Tax period ending on the Closing Date shall (A) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Taxes for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on and including the Closing Date, and the denominator of which is the number of days in the entire Tax period, and (B) in the case of any Taxes based upon or related to income or receipts, be deemed equal to the amount that would be payable if the relevant Tax period ended on the Closing Date, using the “closing of the books” method of accounting, and in a manner consistent with the Recent Balance Sheet. Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date.

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(c) Contests of Tax, Additional Taxes and Refunds.

                   (i)           Buyer shall notify the Shareholders in writing promptly, and in any event within 30 days, after becoming aware of the commencement of any audit or administrative or judicial proceeding, or of any demand or claim on the Company, the Buyer or any of its Affiliates which could give rise to a claim for indemnification under Section 6.1(c) (a “Tax Indemnification Event”). Such notice shall contain factual information (to the extent known to the Buyer or its Affiliates) with respect to the Tax Indemnification Event in reasonable detail and shall include copies of any notice or other document received from any Governmental Entity in respect thereof. If, in breach of its obligations hereunder, the Buyer fails to give the Shareholders notice of a Tax Indemnification Event or fails to apprise the Shareholders in sufficient detail of the nature of the claim (in each instance taking into account the facts and circumstances with respect to such claim), the Shareholders shall not be liable under this Agreement for such claim to the extent that the rights of the Shareholders with respect to such claim are actually prejudiced or the amount of Tax which the Shareholders would be required to indemnify is increased.

                   (ii)          The Shareholders may elect to direct, through counsel of their own choosing and at their own expense, any audit, claim for refund or administrative or judicial proceeding involving any Taxes for which indemnity could be sought from the Shareholders under Section 6.1(c) (any such audit, claim for refund or proceeding is referred to herein as a “Tax Audit”) and which relates to a Pre-Closing Tax Period that is not a Straddle Period. Any Tax Audit with respect to a Straddle Period shall be directed by Buyer, provided that Buyer shall allow the Shareholders and their counsel to participate in such Tax Audit at the Shareholders’ sole expense, and that Buyer shall not settle or compromise any asserted Tax liability for such Straddle Period for which Shareholders may be liable under this Agreement without the consent of the Shareholders, not to be unreasonably withheld or delayed. If the Shareholders elect to direct any Tax Audit as permitted under the first sentence of this Section 5.2(c)(ii), they shall promptly notify the Buyer of the intent to do so and in any event within sixty (60) days of receipt of the notice of the Tax Indemnification Event relating to such Tax Audit. In the case of any Tax Audit, the Buyer and each of its Affiliates, as the case may be, shall give to the Shareholders any information reasonably requested by the Shareholders relating to such Tax Audit and otherwise shall cooperate with the Shareholders in good faith in order to contest effectively any such Tax Audit. If the Shareholders choose to direct the Tax Audit, the Buyer shall promptly empower and shall cause each of its Affiliates, as applicable, promptly to empower (by power of attorney and such other documentation as may be necessary and appropriate) such representatives of the Shareholders as it may designate to represent the Buyer and any relevant Affiliate in the Tax Audit insofar as the Tax Audit involves an asserted Tax Liability for which the Shareholders could be liable under Section 6.1(c). The Shareholders may not settle or compromise any asserted Tax Liability of the Company for any Pre-Closing Tax Period without the consent of Buyer (which shall not be unreasonably withheld or delayed) if such settlement or compromise would have the effect of increasing Taxes of the Company for any period ending after the Closing Date; provided, however, that consent to settlement or compromise shall not be unreasonably withheld or delayed. In any case where Buyer is permitted to direct any Tax Audit as herein provided, the Buyer and each of its Affiliates, as applicable, shall take such reasonable steps as may be prudent and within its capacity to preserve the right of the relevant entity to contest such asserted Tax Liability, may pay, compromise or contest, such asserted Tax Liability and shall be reimbursed by the Shareholders for all “out of pocket” costs and expenses, including reasonable attorneys’ and accountants’ fees and disbursements incurred pursuant to this sentence to the extent attributable to a Tax Liability indemnifiable by the Shareholders hereunder. However, in each such case, neither the Buyer nor any of its Affiliates may settle or compromise any asserted Tax Liability without the consent of the Shareholders; provided, however, that consent to settlement or compromise shall not be unreasonably withheld or delayed.

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(iii) Any refund of Taxes that were imposed in respect of the income, gains, profits, business, property, sales, purchases or operations of the Company for any Pre-Closing Tax Period or the portion of any Straddle Period ending on the day before the Closing Date, other than any such refund expressly taken into account in computing the Final Closing Net Working Capital, and any interest paid or credited in respect thereto (a “Refund”), shall be the property of the Shareholders. In the event that any Refund is received after the Closing by the Company or any Affiliate thereof, including by way of credit or allowance against Taxes otherwise payable, an amount equal to such Refund (less any costs and expenses reasonably incurred by the Buyer and the Company, as the case may be, in connection with obtaining the Refund) shall be paid to the Shareholders promptly upon such receipt from the applicable Governmental Entity. In the event that any Refund for which a payment has been made pursuant to this Section 5.2(c)(iii) is subsequently reduced or disallowed, the Party that received the benefit of such Refund pursuant to this Section 5.2(c)(iii) shall indemnify and hold harmless the payor for any Tax Liability, including interest, assessed against such payor by reason of such reduction or disallowance. The Buyer shall, if the Shareholders so request and at the Shareholders’ expense, cause the relevant entity to file for and obtain any refund to which the Shareholders are entitled under this Section 5.2(c)(iii). The Buyer shall permit the Shareholders to control (at the Shareholders’ expense) the prosecution of any such refund claim, and shall cause the relevant entity to authorize by appropriate power of attorney such Persons as the Shareholders shall designate to represent such entity with respect to such refund claim. The principles set forth in Section 5.2(b) shall apply in determining the extent to which any refund is attributable to the portion of a Straddle Period ending on the Closing Date.

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                (d)               Tax Sharing Agreement. All Tax sharing Contracts or similar Contracts with respect to or involving the Company shall be terminated as of the Closing Date. After the Closing Date, the Company shall not be bound thereby or have any Liability thereunder, and such Contracts shall have no further effect for any Tax year (whether the current year, a future year or a past year).

                (e)               Section 338(h)(10) Election. Shareholders and Buyer shall timely join in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign tax Law) (collectively, a “Section 338(h)(10) Election”) with respect to the purchase and sale of the stock of the Company. In that event:

                   (i)           With respect to any Pre-Closing Tax Period, the Shareholders shall pay any Tax attributable to the making of the Section 338(h)(10) Election (including, without limitation, any Liability of the Company for any state, local, or non-U.S. Tax imposed on the Company’s gain).

                   (ii)          Buyer and Shareholders shall exchange completed and executed copies of IRS Form 8023 and required schedules thereto and any other form or schedule required to effect the Section 338(h)(10) Election.

                   (iii)         The “aggregate deemed sales price” (as defined in Treas. Reg. §1.338-4) (the “ADSP”) and the “adjusted gross-up basis” (as defined in Treas. Reg. §1.338-5) (the “AGUB”) shall be allocated among the assets of each Company in accordance with the principles set forth on Schedule 5.2(e). Buyer shall deliver to the Shareholders a proposed allocation schedule (“Proposed Allocation Schedule”) consistent with the principles described in Schedule 5.2(e) no later than one hundred twenty (120) days after the Closing. The Shareholders shall have thirty (30) days to review and respond to the Proposed Allocation Schedule. If the Shareholders determine that the Proposed Allocation Schedule has not been prepared in accordance with the principles described in Schedule 5.2(e) or otherwise object to the Proposed Allocation Schedule, then the Shareholders shall inform Buyer on or before the last day of such thirty (30) day period by delivering written notice to Buyer (the “Allocation Schedule Objection”). If no Allocation Schedule Objection is delivered to Buyer within such thirty (30) day period, then the Shareholders shall be deemed to have accepted the Proposed Allocation Schedule. If an Allocation Schedule Objection is delivered to Buyer, then Buyer shall have fifteen (15) days to review and respond to the Allocation Schedule Objection by delivering written notice to the Shareholders specifying the scope of its disagreement with the information contained in it. If no such written notice is delivered to the Shareholders within such fifteen (15) day period, then Buyer shall be deemed to have accepted the Allocation Schedule Objection. If Buyer delivers a written notice to the Shareholders in response to an Allocation Schedule Objection, then Buyer and the Shareholders shall promptly meet (in Person, by telephone or otherwise) and attempt in good faith to resolve any dispute or disagreement relating to the Proposed Allocation Schedule (the “Allocation Schedule Dispute”). If Buyer and the Shareholders are unable to resolve the Allocation Schedule Dispute within thirty (30) days following the delivery of an Allocation Schedule Objection to Buyer, then, at any time thereafter, Buyer or the Shareholders may elect to have the Allocation Schedule Dispute resolved by the CPA Firm, with the fees for such CPA Firm to be apportioned equitably by the CPA Firm in inverse proportion to the amount in dispute for which each of them is successful. The allocation schedule, as agreed to by Buyer and the Shareholders or as revised by the CPA Firm, shall be the final allocation schedule (the “Final Allocation Schedule”). The Parties agree not to take any position inconsistent with the Final Allocation Schedule for Tax reporting purposes unless otherwise required by a “determination” within the meaning of Section 1313 of the Code (or similar state law) to the contrary.

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(iv) Subject to the provisions of this subparagraph (iv), on or before the due date of the Shareholders’ federal income tax returns for their taxable year that includes the Closing Date, determined without regard to extensions (the Tax Return Due Date”). Buyer shall pay to the Shareholders, in cash, the amount of additional consideration necessary to cause the Shareholders’ after-Tax net proceeds from the sale of the Shares with the Section 338(h)(10) Election to be equal to the after-Tax net proceeds that the Shareholders would have received had the Section 338(h)(10) Election not been made, taking into account all appropriate state, federal and local Tax implications (the “Tax Adjustment”). The Shareholders shall provide Buyer with a schedule computing the amount of the Tax Adjustment within twenty (20) days after the Parties have agreed to the allocation of the Purchase Price. In making such calculations, the highest individual federal and state tax rates to which Shareholders are subject shall be used and any other items of income, deduction, gain, loss, or credits of the Shareholders shall be ignored. Buyer shall have fifteen (15) days to review and respond to the Shareholders’ calculation of the Tax Adjustment by delivering written notice to the Shareholders specifying the scope of its disagreement and providing a detailed calculation of Buyer’s alternative calculation. If no such written notice is delivered to the Shareholders within such fifteen (15) day period, then Buyer shall be deemed to have accepted the Shareholders’ calculation of the Tax Adjustment. If Buyer delivers a written notice to the Shareholders in response to the Shareholder’s calculation of the Tax Adjustment, then Buyer and the Shareholders shall promptly meet (in Person, by telephone or otherwise) and attempt in good faith to resolve any dispute or disagreement relating to such calculation. If Buyer and the Shareholders are unable to resolve their disagreement within thirty (30) days following the delivery of Buyer’s written notice to the Shareholders, then, at any time thereafter, Buyer or the Shareholders may elect to have the calculation of the Tax Adjustment resolved by the CPA Firm (such finally determined Tax Adjustment, the “Final Tax Adjustment”), with the fees for such CPA Firm to be apportioned equitably by the CPA Firm in inverse proportion to the amount in dispute for which each of them is successful. The amount of the Final Tax Adjustment shall be paid to the Shareholders as additional Purchase Price within ten (10) following the final determination of the amount of the Tax Adjustment; provided that, if Buyer and the Shareholders are unable to resolve their disagreements by the Tax Return Due Date, Buyer shall pay to the Shareholders as additional Purchase Price the amount of the Tax Adjustment that is not in dispute not later than the Tax Return Due Date, with the difference between such amount and the Final Tax Adjustment, if any, to be paid by Buyer to Shareholders, within ten (10) days following the determination of the Final Tax Adjustment.
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(f) Transfer Taxes. All Taxes or fees (including any penalties and interest) applicable to, imposed upon or arising out of the sale or transfer of the Shares to Buyer and the other transactions contemplated hereby shall be borne fifty percent (50%) by the Buyer and fifty percent (50%) by the Shareholders. Buyer and the Shareholders agree to cooperate in the execution and delivery of all instruments and certificates necessary to minimize the amount of any such transfer Taxes and to enable Buyer and the Shareholders to comply with any pre-Closing filing requirements].

                               5.3.              Further Assurances. From time to time after the date of this Agreement, upon the reasonable request of any Party and without further consideration, each Party shall use commercially reasonable efforts to execute and deliver to the requesting Party such documents and take such action as may reasonably requested by the requesting Party to consummate more effectively the intent and purpose of the Parties under this Agreement and the transactions contemplated by this Agreement.

                                5.4.             Directors and Officers.

                (a)               Subject to Section 5.4(d) below, from and after the Closing, the Company and each of its respective Subsidiaries shall, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless, each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer, director or employee of the Company of any of its Subsidiaries (each, a “D&O Indemnified Party”) to the same extent that such Persons are indemnified as of the date hereof by the Company or any of its Subsidiaries pursuant to their respective organizational documents, in existence on the date hereof with any D&O Indemnified Party; provided that, the Company and its Subsidiaries shall not indemnify, defend or hold harmless any D&O Indemnified Party for acts or omissions that involve bad faith, fraud or intentional misconduct or for any transaction from which the D&O Indemnified Party has or will personally receive a benefit in money, property, or services to which he or she is not legally entitled.

                (b)              For a period of six (6) years after the Closing and at all times subject to applicable Law, unless otherwise agreed by the Shareholders, Buyer shall not (and shall not cause or permit the Company or its Subsidiaries or any of Buyer’s other Subsidiaries or Affiliates to) amend or modify in any way adverse to the D&O Indemnified Parties, or to the beneficiaries thereof, the exculpation and indemnification provisions set forth in the organizational documents of the Company or its Subsidiaries with respect to time periods at or prior to the Closing.

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                (c)               Prior to the Closing, the Company shall have obtained and paid for an extended reporting period also referred to as tail or runoff coverage under the directors’ and officers’ liability, Employment Practices Liability, and Fiduciary Liability insurance policy at coverage levels currently in place for those Persons who are covered by the Company’s directors’ and officers’ liability, Employment Practices Liability, and Fiduciary Liability insurance policy on the date hereof (the “Tail Policy”) by (a) maintaining the current directors’ and officers’ liability insurance of the Company with respect to actions or omissions prior to the Closing for a duration of no less than six (6) years after the Closing Date and/or (b) by purchasing a “tail” policy with respect thereto for no less than six (6) years after the Closing Date. Fifty percent (50%) of the cost of such Tail Policy shall be at the Buyer’s expense. The Shareholders have provided a copy of such tail or runoff coverage to Buyer prior to Closing. From and after the Closing, Buyer shall (and/or shall cause the Company or its Subsidiaries or its other subsidiaries or Affiliates, as applicable, to) continue to honor its obligations under any such insurance procured pursuant to this Section 5.4, and shall not cancel (or permit to be canceled) or take (or cause to be taken) any action or omission that would reasonably be expected to result in the cancellation thereof.

                (d)              Notwithstanding anything to the contrary in this Section 5.4, (i) no Shareholder Indemnified Party shall be entitled to seek indemnification from the Company under this Section 5.4 for any matter for which a Buyer Indemnified Party is entitled to indemnification from a Shareholder pursuant to Article 6 hereof, (ii) in no event shall a D&O Indemnified Party be entitled to recover or make a claim for indemnification pursuant to Section 5.4(a) unless and until such D&O Indemnified Party has first pursued a claim with respect thereto under the Tail Policy and shall only be entitled to make a claim for indemnification to the extent such claim is not paid in full by the Tail Policy; and (iii) this Section 5.4 shall not apply to claims brought by or on behalf of the Shareholders.

                                5.5.             Executive Payments. All Executive Payments which are the obligation of the Shareholders or the Company are listed on Exhibit 5.5. To the extent that any Executive Payments are not made at or Prior to Closing, the Purchase Price shall nonetheless be reduced by such unpaid Executive Payment Amounts at Closing and the Company shall make such payments at its next regularly scheduled payroll following the Closing; provided, however, that such Executive Payments shall be deemed to have accrued prior to the Closing for accounting purposes.

                                5.6.             Noncompetition. As an inducement to Buyer to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to preserve the goodwill associated with the Business, for the period commencing on the Closing Date and lasting five (5) years after the end of the Earn-Out Period, the Shareholders shall not, and the Shareholders shall cause their respective Affiliates not to, directly or indirectly:

(a) engage in, continue in or carry on any business that competes in any aspect of the Business as it is conducted as of the Closing Date, or as planned or anticipated as of the Closing Date (including without limitation the design, sourcing, marketing, distribution and sale of handbags), including owning or controlling any financial interest in any Competitor;

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                (b)              consult with, advise or assist in any material way, whether or not for consideration, any Competitor in any aspect of the Business, including advertising or otherwise endorsing the products or services of any such Competitor, soliciting customers or otherwise serving as an intermediary for any such Competitor or loaning money or rendering any other form of financial assistance to any such Competitor;

                (c)               hire any of the individuals listed on Schedule 5.6(c);

                (d)              unless otherwise approved in advance by Buyer in writing, solicit, induce or otherwise offer employment or engagement as an independent contractor to, or engage in discussions regarding employment or engagement as an independent contractor with, any Person who is or was an employee, commissioned salesperson or consultant of, or who performed similar services for Buyer and each of its Affiliates (including the Company), or assist any third party with respect to any of the foregoing, unless such Person has been separated from his or her employment or other relationship with Buyer and each of its Affiliates (including the Company) for a period of twelve (12) consecutive months; provided, however, that any general solicitation not specifically targeted to any Person who is or was an employee, commissioned salesperson or consultant of the Buyer and each of its Affiliates (including the Company) shall not be deemed a violation of this clause (d) so long as such person is not hired by any Shareholder or any of their respective Affiliates; and/or

                (e)              engage in any practice the purpose of which is to evade the provisions of this covenant not to compete;

                                provided, however, that the foregoing shall not prohibit the ownership of not more than five percent (5%) of the securities of any corporation or other entity that is listed on a national securities exchange or traded in the national over-the-counter market. The geographic scope of this covenant not to compete shall extend worldwide. Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any Person that purchases all or any material portion of the Business. Recognizing the specialized nature of the Business, the Shareholders acknowledge and agree that the duration, geographic scope and activity restrictions of this covenant not to compete are reasonable.

                                5.7.             Employee Matters.

(a) Prior to the Closing Date, the Shareholders shall cause the Company to take all actions and do all things necessary to terminate the Dolce Vita Footwear Inc. 401(k) Profit Sharing Plan Trust, and any other Employee Plan/Agreement that is intended to be qualified under Section 401 of the Code (together the “401(k) Plans”), with the actual effective date of such termination to be effective no later than the date, immediately preceding the Closing Date.

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                (b)              With respect to each Person who is an employee of the Company immediately prior to the Effective Time (a “Continuing Employee”), for a period of at least twelve (12) months following the Closing Date, Buyer shall provide each such Continuing Employee while such Continuing Employee remains in the employment of the Company and its Affiliates, with (i) a base salary or wage rate at least equal to the Continuing Employee’s base salary or wage rate in effect as of immediately prior to the Effective Time, and (ii) employee benefits (other than any equity-based compensation, defined benefit pension benefits and retiree medical benefits, if any) that are, in the aggregate, no less favorable than the employee benefits (other than any incentive compensation, equity-based compensation, defined benefit pension benefits and retiree medical benefits, if any) provided to Buyer’s similarly-situated employees immediately prior to the Effective Time.

                (c)              For purposes of eligibility, vesting and entitlement to benefits, including the determination of the level or amount of vacation and severance pay benefits under the benefit and compensation plans, programs, agreements and arrangements of Buyer, the Company or any of their respective Affiliates in which Continuing Employees are eligible to participate following the Closing (the “Buyer Plans”), Buyer, the Company or their respective Affiliates shall credit each Continuing Employee with his or her years of service with the Company and any predecessor entities, to the same extent as such Continuing Employee was entitled immediately prior to the Closing to credit for such service under any similar Employee Plan/Agreement or if no such Employee Plan/Agreement was in effect, to the extent permitted under the applicable Buyer Plan, except where such credit would result in a duplication of benefits. Each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all Buyer Plans to the extent coverage under such Buyer Plan replaces coverage under a substantially similar Employee Plan/Agreement in which such Continuing Employee participated immediately before such replacement. For purposes of each Buyer Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Buyer, the Company or their respective Affiliates shall (i) cause all pre-existing condition exclusions and actively-at-work requirements of such Buyer Plan to be waived for such Continuing Employee and his or her covered dependents except to the extent such pre-existing conditions and actively-at-work requirements would apply under the analogous Employee Plan/Agreement and (ii) to the extent adequate records are provided to Buyer to permit Buyer to comply with this clause (ii), cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents under an Employee Plan/Agreement during the portion of the plan year prior to the Closing Date to be taken into account under such Buyer Plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Buyer Plan. Notwithstanding anything to the contrary in this Agreement, with respect to any Buyer Plan that is a fully insured welfare plan, the foregoing provisions of this Section 5.7(c) shall not apply unless the insurance carrier consents thereto; provided that Buyer, the Company or their respective Affiliates shall use commercially reasonable efforts to cause such insurance carrier to consent to the foregoing provisions of this Section 5.7(c).

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(d) No provision of this Section 5.7 shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Buyer or the Company to terminate, any Continuing Employee, other employee or other service provider for any reason, (ii) confer upon any Person (including any current or former director, officer or employee of, or consultant or independent contractor to, Buyer or the Company) any third party beneficiary or other rights or remedies, (iii) constitute an amendment to any Buyer Plan, Employee Plan/Agreement or other employee benefit plan or (iv) subject to compliance with this Section 5.7, require Buyer or the Company to continue any Buyer Plan, Employee Plan/Agreement or other employee benefit plan, or prevent the amendment, modification or termination thereof after the Closing Date.

                                5.8.             Operation of the Business During the Earn-Out Period.

(a) During the Earn-Out Period, Buyer:

                   (i)           shall maintain separate books and records for the Business and maintain and operate the Business as a separate and distinct division of Buyer, in order to facilitate, among other things, the calculation of EBITDA as contemplated hereby;

                   (ii)          shall not take any action (x) with the intention of reducing the EBITDA for the Earn-Out Period or (y) with the primary effect of reducing the EBITDA for the Earn-Out Period without any legitimate business purpose; and

                   (iii)         shall use reasonable efforts to ensure that the Business has capital adequate for its existing operations.

(b) Buyer hereby covenants and agrees, that upon a Change of Control or the Sale of the Business prior to the expiration of the Earn-Out Period and the payment of the Earn-Out Payment to the Shareholders (the date of such event being an “Early Payment Date”), Buyer shall cause any Person acquiring Buyer or the Business, as applicable, pursuant to such Change of Control or Sale of the Business (a “Subsequent Buyer”) to expressly assume in writing for the benefit of the Shareholders all of the obligations of Buyer under Section 2.2(d), Section 2.4(f), Section 5.7, and this Section 5.8 hereof. If such Subsequent Buyer does not expressly assume the obligations specified in the preceding sentence, Buyer shall pay to the Shareholders, on such Early Payment Date by wire transfer of immediately available funds, any unpaid portion of the Minimum Earn-Out Amount, less any amounts withheld in connection with any Unresolved Claims; provided, that any such payment shall not relieve Buyer of its obligations pursuant to Section 2.2(d), Section 5.7 or Section 5.8 and, to the extent that the Earn-Out Payment as finally determined in accordance with the terms of this Agreement exceeds Five Million Dollars ($5,000,000), Buyer shall pay the difference between the finally determined Earn-Out Payment and Five Million Dollars ($5,000,000) in accordance with the terms of Section 2.2(d).

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                6.            INDEMNIFICATION

                                6.1.             By the Shareholders. Upon the terms and subject to the conditions set forth in this Article 6, from and after the Closing the Shareholders shall jointly and severally indemnify and hold harmless Buyer and its Affiliates (including the Company after the Closing), and their respective shareholders, directors, officers, employees, agents and other representatives (collectively, the “Buyer Indemnified Parties”), from and against all Losses resulting to, imposed upon or incurred by any Buyer Indemnified Party, directly or indirectly, by reason of, arising out of or resulting from: (a) any inaccuracy or breach of any representation or warranty of the Company or any Shareholder contained in or made pursuant to this Agreement, (ignoring, for purposes of determining the amount of Losses with respect thereto, any “materiality” or similar qualifier set forth in such representation or warranty); (b) any breach of any covenant of the Company or any Shareholder contained in or made pursuant to this Agreement (regardless of whether such breach is deemed “material”); (c) any Tax of the Company or any Subsidiary for a Pre-Closing Tax Period (to the extent such Tax is not taken into account in the calculation of the Final Closing Net Working Capital); (d) any unpaid Funded Indebtedness that remains outstanding following the Closing; (e) any unpaid Company Transaction Expenses that remain outstanding following the Closing; and/or (f) the matters set forth on Exhibit 6.1, provided, however, that any Losses arising out of any breach described in the foregoing clause (a) shall be recoverable by the Buyer Indemnified Parties first out of a reduction in the Earn-Out Payment, to the extent any portion of the Earn-Out Payment has not been made to the Shareholders, as contemplated by Section 6.4 before the Buyer Indemnified Parties may seek recovery from the Escrow Account or directly from the Indemnifying Parties. The Buyer Indemnified Parties shall provide the Shareholders with written notice of any Losses in accordance with Section 8.9, describing the Losses in reasonable detail, as soon as reasonably practicable after Buyer actually becomes aware of such Losses, it being agreed that notices for Losses in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in this Article 6 for such representation, warranty, covenant or agreement and that such notice shall preserve the Buyer Indemnified Parties’ claim for such Losses despite the subsequent expiration of such survival period.

                                6.2.             By Buyer. Upon the terms and subject to the conditions set forth in this Article 6, from and after the Closing Buyer shall indemnify and hold harmless the Shareholders and their Affiliates, and their respective shareholders, directors, officers, employees, agents and other representatives (collectively, the “Shareholder Indemnified Parties” and, with the Buyer Indemnified Parties, the “Indemnified Parties”), from and against all Losses resulting to, imposed upon or incurred by any Shareholder Indemnified Party, directly or indirectly, by reason of or resulting from (a) any inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement (ignoring, for purposes of determining the existence of any such inaccuracy or breach or the amount of Losses with respect thereto, any “materiality” or similar qualifier set forth in such representation or warranty) and (b) any breach of any covenant of Buyer contained in or made pursuant to this Agreement (regardless of whether such breach is deemed “material”). The Shareholder Indemnified Parties shall provide Buyer with written notice of Losses in accordance with Section 8.9, describing the Losses in reasonable detail, as soon as reasonably possible after the Shareholders actually become aware of such Losses, it being agreed that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in this Article 6 for such representation, warranty, covenant or agreement and that such notice shall preserve the Shareholder Indemnified Parties’ claim for such Losses despite the subsequent expiration of such survival period.

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                                6.3.             Indemnification of Third Party Claims. The following provisions shall apply to any Losses subject to indemnification that is Litigation filed or instituted by, or the making of any claim or demand by, any third party, including any Governmental Entity (a “Third Party Claim”):

                (a)               Notice. The Indemnified Party shall give the Party or Parties from whom indemnification is sought (collectively, the “Indemnifying Party”) prompt written notice of any Third Party Claim describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand (taking into account the information then available to the Indemnified Party) and an estimate of the amount of Losses with respect to such claim or demand if such an estimate is reasonably determinable. Failure to give notice of the Third Party Claim shall not affect the Indemnifying Party’s duties or obligations under this Article 6, except to the extent the Indemnifying Party is materially prejudiced thereby, it being agreed that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in this Article 6 for such representation, warranty, covenant or agreement and that such notice shall preserve any such claim despite the subsequent expiration of such survival period.

                (b)              Defense. The Indemnifying Party shall be entitled to undertake and control the defense, compromise and/or settlement of the Third Party Claim, by representatives chosen by the Indemnifying Party and reasonably acceptable to the Indemnified Party, if the Indemnifying Party admits that it has an indemnification obligation hereunder with respect to the Third Party Claim, subject to the terms, limitations and conditions of this Article 6, in which case such admission shall constitute the Indemnifying Party’s undertaking to pay directly all costs, expenses, damages, judgments, awards, penalties and assessments incurred in connection therewith subject to the terms, limitations and conditions of this Article 6. With the prior written consent of the Indemnified Party, the Indemnifying Party may undertake and control the defense, compromise and/or settlement of the Third Party Claim without admitting that it has an indemnification obligation hereunder. If the Indemnifying Party undertakes the defense of the Third Party Claim, then the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of the Third Party Claim at its own expense. So long as the Indemnifying Party is defending the Third Party Claim actively and in good faith pursuant to this Section 6.3(b), the Indemnified Party shall not compromise or settle, or consent to the entry of a judgment with respect to, the Third Party Claim without the prior written consent of the Indemnified Party; provided, that no such consent shall be required for any such settlement or compromise that (i) is exclusively monetary, (ii) includes, as an unconditional term thereof, the giving by the third party asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim and (iii) does not contain an admission of liability on the part of the Indemnified Party.

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                (c)               Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of the Third Party Claim, fails to defend the Third Party Claim actively and in good faith as described in Section 6.3(b), then the Indemnified Party shall (upon written notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of the Third Party Claim and in the event it is Finally Determined by a court of competent jurisdiction that the claim was a matter for which the Indemnifying Party is required to provide indemnification under the terms of this Article 6, the Indemnifying Party will bear the reasonable costs and expenses of such defense (including fees and expenses of counsel). Notwithstanding the preceding sentence, if the Indemnified Party undertakes the defense, compromise or settlement of the Third Party Claim, the Indemnifying Party may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense and the Indemnified Party shall provide the Indemnifying Party with reasonable cooperation in the defense of the Third Party Claim. None of the Indemnified Party or Indemnifying Party shall consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third Party Claim contemplated in this Section 6.3(c) without the prior written consent of the Indemnified Party or Indemnifying Party, as applicable, not to be unreasonably withheld, conditioned or delayed unless such settlement results in no monetary or other obligations on the Indemnifying Parties.

                (d)               Indemnified Party’s Rights. Notwithstanding anything to the contrary in this Article 6, if a Third Party Claim (i) relates to or has arisen in connection with any criminal action or (ii) seeks an injunction or other equitable relief against an Indemnified Party or any of its Affiliates that could adversely affect in any material respect an Indemnified Party (except where equitable or injunctive relief is incidental to a primary claim or claims for monetary damages) then the Indemnified Party shall have the right to undertake and control the defense, compromise and/or settlement of such Third Party Claim without waiver of its rights against the Indemnifying Party, subject to the terms and conditions of this Article 6; provided, that the Indemnifying Party shall not settle or compromise, or consent to the entry of judgment with respect to, any such Third Party Claim that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Third Party Claim without the prior written consent of the Indemnified Party.  Notwithstanding the preceding sentence, if the Indemnified Party undertakes the defense, compromise or settlement of the Third Party Claim, the Indemnifying Party may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense and the Indemnified Party shall provide the Indemnifying Party with reasonable cooperation in the defense of the Third Party Claim.

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                                6.4.             Payment. The Indemnifying Party (or the Escrow Agent, as applicable) shall promptly pay the Indemnified Party any amount due under this Article 6 by wire transfer of immediately available funds. Upon judgment, determination, settlement or compromise of any Third Party Claim, the Indemnifying Party (or the Escrow Agent, as applicable) shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by such judgment, determination, settlement or compromise and all other Losses of the Indemnified Party with respect thereto, unless, in the case of a judgment, an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the Person or entity that made the Third Party Claim. Notwithstanding the foregoing in this Section 6.4, the Parties acknowledge and agree that, in accordance with Section 6.7, Buyer may reduce the Earn-Out Payment by any amounts determined to be payable to any Buyer Indemnified Party by the Shareholders pursuant to this Article 6 and/or Section 2.2(c) against any Earn-Out Payment that is, or otherwise will be, due and payable to the Shareholders pursuant to Section 2.2(d) and that no payment from the Escrow Account shall be made for amounts payable to an Indemnified Party by the Shareholders pursuant to this Article 6 unless and until the Earn-Out Payment has been depleted in full to satisfy such amounts or until the Earn-Out Payment has otherwise been made to the Shareholders in accordance with Section 2.2.

                                6.5.             Limitations on Indemnification.

(a) Time Limitation. No claim or action shall be brought under this Article 6 for breach of a representation or warranty after the lapse of eighteen (18) months after the Closing Date (the “General Survival Date”), at which time such representations and warranties shall expire. Notwithstanding the foregoing or any other provision of this Agreement:

                   (i)           There shall be no time limitation on any claim or action brought for breach of any representation or warranty made in or pursuant to Sections 3.1(f), 3.2, 3.3, 3.26, 4.1(b) and 4.2 (the “Fundamental Representations”) and the Shareholders and Buyer, as applicable, hereby waive all applicable statutory limitation periods with respect thereto.

                   (ii)          Any claim or action brought for breach of any representation or warranty made in or pursuant to Sections 3.6 (Tax Matters), 3.12(c) (Environmental Matters) and 3.18 (Employee Benefit Plans) may be brought at any time until the third anniversary of the Closing Date, at which time such representations and warranties shall expire.

                   (iii)         Any claim or action made by an Indemnified Party by providing the Indemnifying Party with written notice of an alleged breach of a representation or warranty prior to the expiration of the survival period for such claim or action shall be preserved despite the subsequent expiration of such survival period.

                   (iv)         If any act, omission, disclosure or failure to disclose shall form the basis for a claim or action for breach of more than one representation or warranty and such claims have different periods of survival hereunder, then the expiration of the survival period of one claim or action shall not affect an Indemnified Party’s right to make a claim or action based on the breach of representation or warranty still surviving.

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(b) Threshold Limitation. Except with respect to claims for breaches of Fundamental Representations (as to which the limitation in this Section 6.5(b) shall not apply), an Indemnified Party shall not be entitled to indemnification under this Article 6 for Losses arising from breaches of representations and/or warranties unless the aggregate of the Indemnifying Party’s indemnification obligations under this Article 6 for Losses arising from breaches of representations and/or warranties (but for this Section 6.5(b)) exceeds Five Hundred Thousand Dollars ($500,000) (the “Threshold Amount”) and in such event, the Indemnified Party shall be entitled to indemnification in full for all breaches of representations and/or warranties in excess of such Threshold Amount minus 50% of the Threshold Amount; provided, however, that in calculating such Threshold Amount any Losses that individually total less than Five Thousand Dollars ($5,000) (“De Minimis Losses”) shall be excluded in their entirety and the Indemnifying Party and its Affiliates in any event shall have no liability hereunder to an Indemnified Party and its Affiliates for any such De Minimis Losses.

                (c)              Aggregate Amount Limitation. Except with respect to claims for breaches of Fundamental Representations (as to which the limitation in this Section 6.5(iv)(c) shall not apply), the aggregate amount of all Losses actually paid by an Indemnified Party under this Article 6 for breaches of representations and/or warranties shall not exceed Six Million Dollars ($6,000,000).

                (d)              Additional Limitations. The amount of any Loss subject to indemnification pursuant to this Article 6 shall be:

                   (i)           calculated net of any Tax Benefit inuring to the Indemnified Party on account of such Loss in the Tax year in which such Loss occurs or in the immediately following taxable year. If the Indemnified Party receives a Tax Benefit in any taxable year beginning after the indemnity payment is made to it, the Indemnified Party shall promptly pay to the Indemnifying Party the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized by the Indemnified Party. For purposes hereof, “Tax Benefit” shall mean, with respect to any Loss subject to indemnity under this Article 6, an amount by which the Income Tax Liability of a Party (or a group of corporations filing a Tax Return that includes such Party), with respect to a taxable period, is actually reduced solely as a result of such Loss or the amount of Tax refund that is generated solely as a result of such Loss, and any related interest received from any relevant taxing authority, in each case calculated by treating the deductions arising from the Loss as the last items available to offset income in such federal and state Income Tax Returns;

                   (ii)          calculated net of any amounts recovered by any Indemnified Party under insurance policies with respect to such Losses (reduced by the amount of costs incurred in procuring such recoveries and by the amount of any Income Tax payable by the Indemnified Party in respect of such recovery, if any); and

                   (iii)          reduced to the extent that such Loss (or any part thereof) was taken into account in the determination of Final Closing Net Working Capital.

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(e) General. In the event that any Losses for which indemnification is provided under this Article 6 are recoverable under more than one provision of this Agreement, such Indemnified Party shall only be permitted to recover with respect to any particular Losses suffered by it one time as it is the Parties’ intent that once any particular Losses have been recovered by a particular Indemnified Party under one provision, such Losses no longer exist with respect to such Indemnified Party and, therefore, recovery by such particular Indemnified Party for such same Losses under another provision would constitute an unintended and prohibited “double” recovery. Subject to the immediately preceding sentence, the limitations set forth in this Section 6.5 do not in any way limit the obligation of any Party to indemnify the other Party or Parties from and against any Loss arising from any breach of a covenant, even if such breach also constitutes a breach of a representation or warranty. Without limitation, the obligations of the Shareholders to indemnify the Buyer Indemnified Parties from and against all Losses for which the Buyer Indemnified Parties are entitled to indemnification under subclauses (b) through (f) of Section 6.1 shall be unaffected by the limitations set forth in this Section 6.5.

                                6.6.             Purchase Price Adjustment. Any payment by Buyer or Shareholders under this Article 6 will be treated for Tax purposes as an adjustment to the consideration hereunder for the Shares.

                                6.7.             Sole and Exclusive Remedy. From and after the Closing, in the absence of fraud or any intentional breach, the indemnification terms set forth in this Article 6 shall constitute the sole and exclusive monetary remedy of the Parties, the Indemnified Parties and their respective Affiliates for any and all Losses or other claims relating to or arising from this Agreement or in connection with the transactions contemplated hereby, including in any exhibit, Schedule or certificate delivered hereunder (including any common law or statutory rights or remedies for environmental, health or safety matters), in each case regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at Law or in equity, or otherwise, and the Parties hereby agree that no Party (and no Indemnified Party) shall have any monetary remedy or monetary recourse with respect to any of the foregoing other than as expressly set forth in this Article 6 (and subject to the limitations and terms set forth in this Article 6). The Parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on the remedies of the Parties with respect to this Agreement and the transactions contemplated hereby, were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Shareholders hereunder. For the avoidance of doubt, nothing in this Section 6.7 shall in any way limit or impair the Parties rights pursuant to Section 8.16 (Specific Enforcement).

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                7.            CLOSING

                                7.1.             Closing Date; Location. The consummation of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Foley & Lardner LLP, 500 Woodward Avenue, Suite 2700, Detroit, Michigan, at 10:00 a.m., local time on the date hereof (the “Closing Date”). The Closing shall be deemed to have become effective as of 12:01 a.m., local time, on the Closing Date, and such time and date is referred to as the “Effective Time.”

                                7.2.             Documents to be Delivered by the Company and the Shareholders. At the Closing, the Company and the Shareholders shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

                (a)              Stock Certificates. A stock certificate or certificates representing the Shares, duly endorsed for transfer or with duly executed stock powers attached.

                (b)              Escrow Agreement. The Escrow Agreement, duly executed by the Shareholders.

                (c)              Mutual General Release. A mutual general release, in form and substance reasonably acceptable to Buyer and the Shareholders, releasing Buyer and its Affiliates (including, for this purpose, the Company) and their respective shareholders, directors, officers, employees, agents and other representatives from all Losses relating to acts or omissions occurring prior to the Closing (the “Mutual General Release”).

                (d)              Incumbency Certificate. Incumbency certificates relating to each Person executing any document executed and delivered to Buyer pursuant hereto, in form and substance reasonably satisfactory to Buyer.

                (e)              Certified Charter. A copy of the charter of the Company, certified as of a recent date by the appropriate Governmental Entity of the jurisdiction of incorporation of the Company.

                (f)               Certified Bylaws or Similar Organizational Documents. A copy of the bylaws and similar organizational documents of the Company, certified by the secretary thereof.

                (g)              Certified Resolutions. A copy of the resolutions of the Board of Directors of the Company, in form and substance reasonably satisfactory to Buyer, authorizing and approving this Agreement and the other documents and instruments to be executed and delivered by the Company pursuant hereto and the consummation of the transactions contemplated hereby and thereby, certified by the secretary thereof.

                (h)              Good Standing Certificate. A Certificate of Good Standing for the Company, issued as of a recent date by the appropriate Governmental Entity of the State of Washington.

                (i)               Payoff Letters. Customary payoff letters related to the Funded Indebtedness.

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                (j)               Lien Releases. Evidence of the release of all Liens (other than Permitted Liens).

                (k)              Employment Agreements. Each of Evangelos C. Lamprou and Manuel N. Lucio shall have delivered executed employment agreements with the Company (each individually, an “Employment Agreement” and collectively, the “Employment Agreements”), in form and substance reasonably satisfactory to Buyer and the Shareholders.

                (l)               Minute Books and Stock Records. The original minute books, stock records and similar organizational documents of the Company, with the stock records reflecting the transfer of the Shares to Buyer as of the Closing Date.

                (m)             Estoppel Certificates. Estoppel Certificates from each of New Puck, LLC and CPUSI Co-Investment Cayman, LLC, each, a Delaware limited liability company in form and substance reasonably satisfactory to Buyer.

                (n)              401(k) Plan Termination. Evidence of the termination referenced in Section 5.7(a) in form and substance reasonably satisfactory to Buyer.

                (o)              Apartment Lease Termination. Evidence of the termination of the oral arrangement between the Company and the Shareholders relating to the apartment located at 66 Crosby Street, New York City, New York 10012 in form and substance reasonably satisfactory to Buyer.

                (p)              Non-Renewal of Mercer Island Lease. Evidence that the Company has provided a notice of non-renewal to the landlord under the Residential Rental Agreement for the premises located at 8449 SE 37th Street, Mercer Island, WA 98040, in form and substance reasonably satisfactory to Buyer.

                                7.3.             Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to the Shareholders, the cash payment required by Section 2.2(a) and the following documents, in each case duly executed or otherwise in proper form:

                (a)              Escrow Agreement. The Escrow Agreement, duly executed by the Buyer and the Escrow Agreement.

                (b)              Incumbency Certificate. Incumbency certificates relating to each Person executing any document executed and delivered to the Shareholders pursuant hereto, in form and substance reasonably satisfactory to the Shareholders.

                (c)              Mutual General Release. The Mutual General Release, releasing each Shareholder and its Affiliates and their respective agents and other representatives from all Losses relating to acts or omissions occurring prior to the Closing.

                (d)              Certified Resolutions. A copy of the resolutions of the Board of Directors of Buyer, authorizing and approving this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby.

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                8.            MISCELLANEOUS

                                8.1.             Entire Agreement. This Agreement, together with the Disclosure Schedule, the Employment Agreements and the other documents and agreements contemplated hereby, contain the sole and entire agreements between the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous discussions, understanding, negotiations, and agreements (whether written or oral) among the Parties or between any of them with respect to the subject matter of this Agreement and the other documents or agreements contemplated hereby.

                                8.2.             Publicity. No public release or announcement relating to the transactions contemplated hereby shall be issued or made by any Party without the prior consent of Buyer and the Shareholders (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may, in the judgment of the releasing Party, be required by Law or Order or the rules or regulations of any U.S. securities exchange, in which case the Party required to make the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the Parties shall cooperate to prepare a joint press release to be issued on the Closing Date. Each Party agrees to keep the terms of this Agreement confidential, except to the extent required by applicable Law or Order or for financial reporting purposes and except that the Parties may disclose such terms to their respective accountants and other representatives as necessary in connection with the ordinary conduct of their respective businesses.

                                8.3.             Assignment. Except to the extent otherwise expressly set forth in this Agreement, none of the Parties may assign, transfer or otherwise encumber this Agreement or its rights or obligations hereunder, in whole or in part, whether voluntarily or by operation of Law, without the prior written consent of Buyer and the Shareholders, and any attempted assignment without such consent shall be void and without legal effect; provided, however, that Buyer may assign any of its rights or obligation under this Agreement to any of its Affiliates without the prior written consent of the Shareholders; provided further, however, that any such assignment shall not relieve Buyer of any of the obligations set forth in this Agreement.

                                8.4.             Parties in Interest. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective heirs, beneficiaries, personal representatives, permitted successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person that is not a Party any rights, claims or remedies under or by reason of this Agreement other than Article 6, the Employment Agreements, Section 5.4 and this Section 8.4 (each of which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

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                                8.5.             Law Governing Agreement; Consent to Jurisdiction; No Jury Trial. This Agreement shall be governed by the laws of the State of New York, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Each Party stipulates that any dispute or disagreement between or among any of the Parties as to the interpretation of any provision of, or the performance of obligations under, this Agreement (each, a “Dispute”) shall be commenced and prosecuted in its entirety in, and consents to the exclusive jurisdiction and proper venue of, the federal or state courts located in the State of New York, and each Party consents to personal and subject matter jurisdiction and venue in such courts and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of their present or future domiciles, or by any other reason. The Parties acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries. Each Party waives any right to trial by jury with respect to any Dispute.

                                8.6.             Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only in such jurisdiction and only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

                                8.7.             Amendment. This Agreement may be amended or supplemented only pursuant to a written instrument executed and delivered by Buyer and the Shareholders.

                                8.8.             Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless expressly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties or covenants contained in this Agreement and in any documents delivered or to be delivered pursuant hereto. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

                                8.9.             Notice. All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be personally delivered; sent by facsimile transmission; or sent by registered or certified U.S. mail, return receipt requested and postage prepaid; or by private overnight mail courier service, as follows:

                                If to Buyer or to the Company, to:

Edward R. Rosenfeld
c/o Steven Madden, Ltd.
52-16 Barnett Ave.
Long Island City, NY 11104
Facsimile: (718) 308-4017

(with a copy to)

Foley & Lardner LLP
500 Woodward Ave., Suite 2700
Detroit, MI 48226
Attention: John Simon, Esq. and Daljit Doogal, Esq.
Facsimile: (313) 234-2800
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                                If to the Shareholders, pursuant to the instructions set forth on Exhibit 8.9

(with a copy to)

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Adam Turteltaub, Esq.
Facsimile: (212) 728-9129

or to such other Person or address as any Party shall have specified by notice in writing to the other Parties. If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by facsimile transmission, such communication shall be deemed delivered the day of the transmission, or if the transmission is not made on a Business Day, the first Business Day after transmission (and sender shall bear the burden of proof of delivery); if sent by U.S. mail, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal; and if sent by overnight courier, such communication shall be deemed delivered upon receipt.

                                8.10.           Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:

(a) Expenses to be Paid by the Shareholders. The Shareholders, jointly and severally, shall pay each of the following (none of which shall constitute a Liability payable by the Company or Buyer):

                   (i)           Brokerage. The Shareholders shall be solely responsible for the payment and discharge of all claims for brokerage commissions or finder’s fees arising as a result of the retention, employment or other use of any broker or finder by the Company or the Shareholders, directors, officers, employees or agents in connection with the transactions provided for herein or the negotiation thereof.

                   (ii)          Professional Fees. All fees and expenses of the Company’s (prior to the Closing) and the Shareholders’ legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby.

(b) Expenses to be Paid by Buyer. Buyer shall pay each of the following (none of which shall constitute a Liability payable by the Company or Buyer):

(i) Brokerage. Buyer shall be solely responsible for the payment and discharge of all claims for brokerage commissions or finder’s fees arising as a result of the retention, employment or other use of any broker or finder by Buyer and any of its shareholders, directors, officers, employees or agents in connection with the transactions provided for herein or the negotiation thereof.
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(ii) Professional Fees. All fees and expenses of Buyer’s and the Company’s (following the Closing) legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby.

                                8.11.           Waiver of Conflicts. Recognizing that WF&G has acted as legal counsel to the Shareholders and the Company, its Affiliates and the Company’s Subsidiaries prior to the Closing, and that WF&G intends to act as legal counsel to the Shareholders after the Closing, each of Buyer and the Company (including on behalf of its Subsidiaries) hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with WF&G representing the Shareholders and/or their Affiliates after the Closing as such representation may relate to Buyer, the Company, the Company’s Subsidiaries or the transactions contemplated herein. In addition, all communications involving attorney-client confidences between any Shareholders and their Affiliates in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to such Shareholders and their Affiliates (and not the Company or any of its Subsidiaries). Accordingly, the Company and its Subsidiaries shall not have access to any such communications, or to the files of WF&G relating to engagement. Without limiting the generality of the foregoing, upon and after the Closing, (i) the applicable Shareholders and their Affiliates (and not the Company or any of its Subsidiaries) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Company or any of its Subsidiaries shall be a holder thereof, (ii) to the extent that files of WF&G in respect of such engagement constitute property of the client, only the applicable Shareholders and their Affiliates (and not the Company or any of its Subsidiaries) shall hold such property rights and (iii) WF&G shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Company or any of its Subsidiaries by reason of any attorney-client relationship between WF&G and any of the Company or its Subsidiaries or otherwise.

                                8.12.           Acknowledgment of Buyer. THE REPRESENTATIONS AND WARRANTIES BY THE SHAREHOLDERS AND THE COMPANY IN ARTICLE 3) and in any ancillary document, CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS AND THE COMPANY TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, PROJECTIONS OR FORECASTS WITH RESPECT TO THE REVENUES, ASSETS OR LIABILITIES OF THE COMPANY OR ANY OF ITS SUBSIDIARIES, OR THE QUALITY, QUANTITY OR CONDITION OF THE COMPANY’S OR ITS SUBSIDIARIES’ ASSETS) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND THE SHAREHOLDERS AND SHALL NOT (EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED TO IN THIS AGREEMENT OR IN ANY ANCILLARY DOCUMENT) FORM THE BASIS OF ANY CLAIM AGAINST THE COMPANY, ITS SUBSIDIARIES OR ANY OF ITS ADVISORS, AFFILIATES OR THE SHAREHOLDERS, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES WITH RESPECT THERETO OR WITH RESPECT TO ANY RELATED MATTER. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NONE OF THE COMPANY OR THE SHAREHOLDERS MAKES OR PROVIDES, AND BUYER HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE COMPANY’S OR ITS SUBSIDIARIES’ ASSETS OR ANY PART THEREOF.

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                                8.13.           Entire Agreement. This Agreement (including the exhibits and schedules attached hereto) supersedes all prior agreements (including the Letter of Intent, dated June 12, 2014, among the Parties), and constitutes (together with the other documents and instruments to be executed and delivered pursuant hereto) a complete and exclusive statement of the terms of the agreement, among the Parties with respect to its subject matter. There have been and are no representations, warranties or covenants among the Parties other than those set forth or provided for in this Agreement.

                                8.14.           Counterparts. This Agreement may be executed by signatures exchanged via facsimile or other electronic means and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                8.15.           No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each of the Parties confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

                                8.16.           Specific Enforcement. Each of the Parties hereto acknowledges and agrees that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (x) any defenses in any action for an injunction, specific performance or other equitable relief, including the defense that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity, and (y) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

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                                8.17.           Interpretive Provisions. For purposes of this Agreement, (a) the words “including” and “include” shall be deemed to be followed by the words “including without limitation” and “include without limitation,” respectively, (b) the word “or” is not exclusive, (c) the words “herein,” “hereof,” “hereby,” “hereto” or “hereunder” refer to this Agreement as a whole and (d) the term “Knowledge” when used in the phrases “to the Company’s Knowledge” or “the Company has no Knowledge” or words of similar import shall mean, and shall be limited to, the actual knowledge of any of the following Persons, assuming that each such Person has made a reasonable inquiry and investigation: (i) the Shareholders and (ii) any other individual set forth in Exhibit 8.17. Unless the context otherwise requires, references in this Agreement: (A) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (B) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (C) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Schedules and Exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.

                                8.18.           Definitions. For purposes of this Agreement, the term:

                (a)              “401(k) Plan” has the meaning set forth in Section 5.7(a).

                (b)              “Accounting Principles” has the meaning set forth in Section 2.4(a).

                (c)              “ADSP” has the meaning set forth in Section 5.2(e).

                (d)              “Affiliate” means, with respect to any Person or entity, any other Person or entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person or entity, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of more than fifty percent (50%) of the outstanding voting power of such Person or entity or the power to direct or cause the direction of the management and policies of such Person or entity, whether through ownership of voting securities, by contract or otherwise; and with respect to any natural person, in addition to the foregoing, any spouse or members living in the same household of such specified person, any person who would be the heir or descendant of such specified person if he or she were not living.

                (e)              “Agreement” has the meaning set forth in the preamble to this Stock Purchase Agreement.

                (f)               “AGUB” has the meaning set forth in Section 5.2(e).

                (g)              “Allocation Schedule Dispute” has the meaning set forth in Section 5.2(e)(iii).

                (h)              “Allocation Schedule Objection” has the meaning set forth in Section 5.2(e)(iii).

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                (i)               “Balance Sheet” has the meaning set forth in Section 2.4(a).

                (j)               “Balance Sheet Dispute” has the meaning set forth in Section 2.4(f)(i).

                (k)              “Balance Sheet Objection” has the meaning set forth in Section 2.4(d).

                (l)               “Business” has the meaning set forth in the recitals of this Agreement.

                (m)             “Business Combination” is defined in Section 8.18(u).

                (n)              “Business Day” means any day except a Saturday, Sunday or other date on which banking institutions located in the State of New York are authorized by Law or Order to close.

                (o)              “Buyer” has the meaning set forth in the preamble of this Agreement.

                (p)              “Buyer Indemnified Parties” has the meaning set forth in Section 6.1.

                (q)              “Buyer Material Adverse Effect” means any event that would prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement by the Buyer.

                (r)               “Buyer Plans” has the meaning set forth in Section 5.7(b).

                (s)              “Cash” means cash and cash equivalents, certificates of deposit, marketable securities and investment accounts as of the date of determination, whether or not kept “on site” or held in deposit, checking, savings, brokerage or other accounts of or in any safety deposit box or other storage device (i) less the amounts of any unpaid checks, drafts and wire transfers issued on or prior to the date of determination, and (ii) plus the amounts of any checks, drafts and wire transfers received by the Company but not yet deposited as of the date of determination, to the extent the corresponding account(s) receivable has been adjusted accordingly.

                (t)               “Change of Control” means (i) the acquisition by any “Person” or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), in a single transaction or in a related series of transactions (other than an offering of Buyer’s securities to the general public through a registration statement filed with the Securities and Exchange Commission), by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, greater than 50% of the total voting power of the securities of Buyer or any direct or indirect parent thereof outstanding immediately after such acquisition; (ii) consummation of a reorganization, merger or consolidation of Buyer or any direct or indirect parent thereof with any Person other than an affiliate of Buyer (a “Business Combination”), in each case, in which the shareholders of Buyer or such Affiliate, as the case may be, retain, directly or indirectly, less than 50% of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Buyer or all or substantially all of Buyer’s assets either directly or through one or more subsidiaries), or (iii) the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of Buyer and its subsidiaries, taken as a whole, to any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision).

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                (u)              “Claim” means any demand, claim, suit, action, cause of action, proceedings and assessments, whether or not ultimately determined to be valid.

                (v)              “Closing” has the meaning set forth in Section 7.1.

                (w)             “Closing Cash” means Cash of the Company as of the Effective Time.

                (x)               “Closing Date” has the meaning set forth in Section 7.1.

                (y)              “Code” means the Internal Revenue Code of 1986, as amended.

                (z)               “Company” has the meaning set forth in the preamble of this Agreement.

                (aa)            “Company Insurance Policies” has the meaning set forth in Section 3.14.

                (bb)            “Company Trade Rights” means all of the Company’s worldwide rights in, to and under Trade Rights.

                (cc)            “Company Transaction Expenses” means all (i) fees and expenses of the Company’s legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby (ii) Executive Payments and (iii) fifty percent (50%) of the fees and expenses associated with the Tail Policy.

                (dd)            “Competitor” means any Person that now or hereafter engages in or attempts to engage in any aspect of the Business.

                (ee)            “Continuing Employee” has the meaning set forth in Section 5.7(b).

                (ff)              “Contracts” means all written contracts, purchase orders, sales orders, licenses, leases and other agreements, commitments, arrangements and understandings.

                (gg)           “CPA Firm” has the meaning set forth in Section 2.4(f)(ii).

                (hh)             “Current Assets” means the current assets of the Company consisting of the line items of the Estimated Closing Balance Sheet, the Preliminary Closing Balance Sheet or the Final Closing Balance Sheet, as the case may be, which are expressly set forth on Schedule 2.4, in each case, subject to the principles set forth on Exhibit 2.4(a).

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                (ii)              “Current Liabilities” means the current Liabilities of the Company consisting of the line items of the Estimated Closing Balance Sheet, the Preliminary Closing Balance Sheet or the Final Closing Balance Sheet, as the case may be which are expressly set forth on Schedule 2.4, in each case, subject to the principles set forth on Exhibit 2.4(a).

                (jj)              “De Minimis Losses” has the meaning set forth in Section 6.5(a).

                (kk)            “D&O Indemnified Party” has the meaning set forth in Section 5.4(a).

                (ll)              “Direct Services” shall mean information technology services, finance and accounting services, human resources services and logistics services, which includes import, traffic, warehouse administration and customs administration services.

                (mm)          “Disclosure Schedule” has the meaning set forth in Article 3.

                (nn)           “Dispute” has the meaning set forth in Section 8.5.

                (oo)           “Early Payment Date” has the meaning set forth in Section 5.9.

                (pp)           “Earnings” has the meaning set forth in Section 2.7(c).

                (qq)           “Earn-Out” has the meaning set forth in Section 2.2(d).

                (rr)             “Earn-Out Payment” has the meaning set forth in Section 2.2(d).

                (ss)            “Earn-Out Period” has the meaning set forth in Section 2.2(d).

                (tt)             “Earn-Out Year” shall mean the First Earn-Out Year or the Second Earn-Out Year, as applicable.

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(uu) “EBITDA” shall mean net income of the Company and its Subsidiaries, plus the sum of interest expense, any income tax expense, depreciation and amortization, calculated as of the Company and its Subsidiaries were being operated as a separate and independent corporation, in each case determined in accordance with GAAP as consistently applied by the Company prior to the Closing. In computing EBITDA, (i) the Company and its Subsidiaries will be charged for the actual cost, without mark-up, of Direct Services provided to the Company and its Subsidiaries by Buyer; provided, however, that in no event shall the amount charged by Buyer for a specific Direct Service constitute a higher percentage of the Company’s sales than such Direct Service constituted in the four fiscal quarters prior to Closing, and provided, further, that the Company will not be charged any allocation of Buyer’s corporate overhead expenses, management fees, compensation to management of Buyer and its Affiliates, other than Direct Services as provided in (i) above; (ii) no income or expense shall be included in respect of any extraordinary gains or losses (such as from the sale of real property, investments, securities or fixed assets), provided, however, that in no case shall the write-off of bad debts (as determined by the Company’s accounting firm) be deemed an extraordinary loss; (iii) no income or expense shall be included in respect of any gains or losses as a result of changes in the balance of the liability recorded in relation to Earn-Out Payments under SFAS 141(R) - Business Combinations as of subsequent reporting periods, (iv) EBITDA shall not include any gains, losses or profits realized from the sale, exchange or other disposition of any assets other than in the ordinary course of business consistent with past practice; (v) no deduction shall be made for any expenses, losses or charges, including any legal or accounting fees and expenses, or litigation costs, arising out of, or incurred directly or indirectly in connection with, this Agreement of the transactions contemplated hereby; (vi) the purchase price of goods sold by the Business to Buyer or its Affiliates for their retail stores shall be credited at cost plus 20%; (vii) no deduction shall be made for any employee termination or other costs arising out of the consolidation of services or facilities or other rationalization of the Business after Closing; (viii) EBITDA shall be computed to eliminate any adverse effect of any additional depreciation, amortization or other expense resulting from the write-up of any asset and any amortization of goodwill or other intangibles relating to the acquisition of the Business by Buyer; (ix) EBITDA shall be computed to eliminate any adverse effect of any expenses directly or indirectly incurred in connection with the financing of the acquisition of the Company or any refinancing of such indebtedness or any other financing not reflected in the Financial Statements; (x) EBITDA shall be computed to eliminate any adverse effect of any payments made in respect of federal and state income taxes expensed against earnings; (xi) EBITDA shall be computed to eliminate any adverse effect of any fees, expenses or costs payable in connection with the issuance of equity interests of Buyer or any Affiliate thereof; other than in connection with any issuances by Buyer or its Affiliates to any employee of Buyer or any Affiliate, including the Company and its Subsidiaries.

                (vv)            “Effective Time” means midnight on the date prior to the Closing Date.

                (ww)           “Employee Plans/Agreements” has the meaning set forth in Section 3.18(a).

                (xx)             “Employment Agreement” has the meaning set forth in Section 7.2(k).

                (yy)            “Environmental Laws” means all Laws (including common law) relating to pollution, protection of the environment or human health, occupational safety and health or sanitation, including Laws relating to emissions, spills, discharges, generation, storage, leaks, injection, leaching, seepage, releases or threatened releases of Waste into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste, together with any regulation, code, plan, order, decree, permit, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                (zz)             “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

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                (aaa)          “ERISA Affiliate” means any entity that is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) of which the Company is a member, an unincorporated trade or business under common control with the Company (as determined under Section 414(c) of the Code), or a member of an “affiliated service group” (within the meaning of Section 414(m) of the Code) of which the Company is a member.

                (bbb)         “Escrow Account” has the meaning set forth in Section 2.2(a).

                (ccc)          “Escrow Agent” means JPMorgan Chase Bank, National Association.

                (ddd)         “Escrow Agreement” has the meaning set forth in Section 2.2(a).

                (eee)          “Escrow Amount” has the meaning set forth in Section 2.2(a).

                (fff)            “Estimated Closing Balance Sheet” has the meaning set forth in Section 2.4(b).

                (ggg)         “Estimated Closing Cash” has the meaning set forth in Section 2.2(c).

                (hhh)         “Estimated Net Working Capital Adjustment Amount” (which may be a positive or negative number) means an amount equal to the Net Working Capital set forth on the Estimated Closing Balance Sheet less the Target Net Working Capital.

                (iii)             “Exchange Act” means the Securities Exchange Act of 1934, as amended.

                (jjj)             “Executive Payment” means any bonus, change of control, or deferred compensation payment or other amount (including all withholding and other payroll Taxes required to be paid by the employee or the Company) due and payable to any employee of the Company by the Company, Buyer or the Shareholders subject to the occurrence of, and upon, the consummation of the transactions contemplated by this Agreement.

                (kkk)          “Facilities” has the meaning set forth in the recitals of this Agreement.

                (lll)             “Final Allocation Schedule” has the meaning set forth in Section 5.2(e)(iii).

                (mmm)       “Final Closing Balance Sheet” has the meaning set forth in Section 2.4(g).

                (nnn)         “Final Closing Cash” has the meaning set forth in Section 2.2(c).

                (ooo)         “Final Closing Net Working Capital” means the Net Working Capital as reflected on the Final Closing Balance Sheet.

                (ppp)         “Final First Year Earn-Out Payment” has the meaning set forth in Section 2.2(d).

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                (qqq)         “Final Second Year Earn-Out Payment” has the meaning set forth in Section 2.2(d).

                (rrr)            “Finally Determined” means (i) with respect to any claim for indemnification, payment or reimbursement by Buyer or the Buyer Indemnified Parties, or any of them, pursuant to this Agreement, the amount of such claim the entitlement to which by such Person (x) has been consented to in writing by the Shareholders (whether pursuant to a settlement agreement or otherwise), (y) has been determined pursuant to a final, non-appealable judgment or other similar determination of a court of competent jurisdiction, or (z) has not been objected to by the Shareholders in accordance with the terms of the Escrow Agreement; and (ii) with respect to any claim for indemnification, payment or reimbursement by the Shareholders or the Shareholder Indemnified Parties, or any of them, pursuant to this Agreement, the amount of such claim the entitlement to which by such Person (x) has been consented to in writing by Buyer (whether pursuant to a settlement agreement or otherwise), or (y) has been determined pursuant to a final, non-appealable judgment or other similar determination of a court of competent jurisdiction.

                (sss)          “Financial Statements” has the meaning set forth in Section 3.5(a).

                (ttt)            “Fundamental Representations” has the meaning set forth in Section 6.5(ii).

                (uuu)         “First Earn-Out Year” has the meaning set forth in Section 2.2(d).

                (vvv)         “First Earn-Out Year Payment” has the meaning set forth in Section 2.2(d).

                (www)       “First Year Uncontested Amount”) has the meaning set forth in Section 2.2(d).

                (xxx)           “Funded Indebtedness” means (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property (excluding Inventory) or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (iv) any obligations under capitalized leases, (v) indebtedness secured by a Lien on a Person’s assets, other than Permitted Liens, (vi) any distributions, loans or advances payable to any of such Person’s Affiliates, shareholders or partners as of the Closing which are not paid at Closing, (vii) all obligations of the Company in respect of performance bonds, banker’s acceptances and letters of credit, including standby letters of credit, (viii) all obligations under derivative, hedging, swap, foreign exchange or similar instruments, (ix) in respect of any obligations of the type referred to in the foregoing clauses of any Person (A) for the payment of which the Company is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations and/or (B) that is secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of the Company, other than Permitted Liens, and (x) any accrued interest, prepayment penalties and premiums on any of the foregoing. Notwithstanding the foregoing, “Funded Indebtedness” shall not include any indebtedness or other obligation of the Company or any Subsidiary thereof to the Company or any Subsidiary thereof or any indebtedness or other obligation included in the calculation of Net Working Capital, including pursuant to the principles set forth on Exhibit 2.4(a).

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                (yyy)         “GAAP” has the meaning set forth in Section 2.4(a).

                (zzz)           “General Survival Date” has the meaning set forth in Section 6.5(a).

                (aaaa)        “Governmental Entities” has the meaning set forth in Section 3.4.

                (bbbb)       “Income Taxes” means any Taxes based on, or measured by, income.

                (cccc)        “Indemnified Parties” has the meaning set forth in Section 6.2.

                (dddd)       “Indemnifying Party” has the meaning set forth in Section 6.3(a).

                (eeee)         “Inventory” means all of the Company’s inventories of raw materials, work in process and finished goods (including all such in transit, whether to or from the Company), and all spare, service and repair parts, supplies and components held for sale, together with related packaging materials.

                (ffff)           “IRS” means the Internal Revenue Service.

                (gggg)       “Laws” has the meaning set forth in Section 3.4.

                (hhhh)       “Liability” or “Liabilities” means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense (including capital improvements), fine, penalty, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

                (iiii)            “Liens” means any mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, conditions, reservations, encroachments, hypothecations, equities, restrictions, rights-of-way, exceptions, limitations, charges, possibilities of reversion, rights of refusal or encumbrances of any nature whatsoever, including voting trusts or agreements, proxies and marital or community property interests.

                (jjjj)            “Litigation” means any complaint, action, suit, proceeding, arbitration or other alternate dispute resolution procedure, demand, claim, investigation or inquiry, whether civil, criminal or administrative.

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                (kkkk)        “Losses” means and includes (i) all Liabilities; (ii) all losses, damages, judgments, awards, penalties and settlements and (iii) all costs and expenses (including prejudgment interest in any litigated or arbitrated matter and other interest, court costs and fees and expenses of attorneys, consultants and expert witnesses) of investigating, defending any demand, claim, suit, action, cause of action, proceeding and assessment or of enforcing this Agreement; provided, however, that “Losses” shall not include punitive or consequential damages or loss of goodwill or possible business or lost profits, except to the extent reasonably foreseeable as of the date hereof, in each case, except in the case of actual fraud or knowing, willful or intentional breach or to the extent actually awarded to a Governmental Authority or other third party and, in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses.

                (llll)            “Material Adverse Effect” means any event, circumstance, occurrence development, fact or state of facts, condition, change or effect that, individually or in the aggregate (a) has, or would reasonably be expected to have a material adverse effect on the assets, liabilities, financial condition, results of operations, condition, business or operations of the Company or (b) prevents, materially delays or materially impedes, or would be reasonably expected to prevent, materially delay or materially impede, the Company from consummating the transactions contemplated hereby on the Closing Date; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change relating to, resulting from or arising out of: (i) operating, business, regulatory or other changes in the industry in which the Business operates; (ii) general economic conditions, including changes in the credit, debt or financial, capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world; (iii) any stoppage or shutdown of any Governmental Entity (including any default by a Governmental Entity or delays in payments or delays or failures to act by any Governmental Entity); (iv) the execution of this Agreement, the announcement or consummation of the transactions contemplated by this Agreement, including any actual or threatened loss, adverse change, impairment or amendment after the date hereof of any Contract or any customer, supplier, investor, landlord, partner, employee or other business relation to the extent due to any of the foregoing in this subclause (iv); (v) changes in GAAP or other accounting requirements or principles or any changes in applicable Laws or the interpretation thereof or other legal or regulatory conditions; (vi) seasonal fluctuations in the Business; (vii) global, national or regional political, financial, economic or business conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions, in each case, threatened, existing or underway; (viii) hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires or other natural disasters in the United States or any other country or region in the world, which materially affect the Business; provided that any event, occurrence, fact, condition or change referred to in clauses (i), (ii), (iii), (vii) and (viii) above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably expected to occur only to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company or its Subsidiaries.

                (mmmm)    “Material Contract” has the meaning set forth in Section 3.15.

                (nnnn)       “Material Licenses” has the meaning set forth in Section 3.12(b).

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                (oooo)       “Minimum Earn-Out Amount” has the meaning set forth in Section 2.2(d)(ii).

                (pppp)       “Net Working Capital” means an amount in U.S. Dollars equal to the Current Assets (excluding Cash) minus the Current Liabilities, in each case, as reflected on the Estimated Closing Balance Sheet, the Preliminary Closing Balance Sheet or the Final Closing Balance Sheet, as the case may be, all in accordance with Section 2.4 and Schedule 2.4.

                (qqqq)       “Net Working Capital Adjustment Amount” (which may be a positive or negative number) means an amount equal to the Final Closing Net Working Capital less the Target Net Working Capital.

                (rrrr)           “Orders” has the meaning set forth in Section 3.4.

                (ssss)        “Party” or “Parties” means Buyer, the Company and/or the Shareholders, as the case may be.

                (tttt)           “Permitted Liens” means (i) Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings (and that have been sufficiently reflected or reserved against on the face of the Recent Balance Sheet); (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts that are not delinquent or otherwise due, unless being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established; (iii) zoning, entitlement, building and other land use regulations or ordinances imposed by Governmental Entities having jurisdiction over the Real Property that are not violated by the current use and operation of the Real Property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to Real Property that do not materially impair the occupancy or use of the Real Property for the purposes for which it is currently used in connection with the Business, (v) liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation; (vi) liens on goods in transit incurred pursuant to documentary letters of credit, (vii) purchase money liens and liens securing rental payments under capital lease arrangements with GreatAmerica Financial Services Corporation and, for a limited period pursuant to that certain Letter of Comfort dated August 12, 2014, with U.S. Bank Equipment Finance, a division of U.S. Bank National Association, (viii) title to any portion of the premises lying within the right of way or boundary of any public road or private road which do not materially adversely affect the value or the continued use of such Real Property; and (ix) rights of parties in possession of leased property from the Company without options to purchase or rights of first refusal, in each case as would not adversely affect the ability to operate the Business.

                (uuuu)       “Person” means any natural Person, corporation, company, partnership (general or limited), limited liability company, trust, joint venture, estate, association, organization, labor union or other entity or Governmental Entity.

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               (vvvv)        “Pre-Closing Tax Period” means any period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

                (wwww)    “Preliminary Closing Balance Sheet” has the meaning set forth in Section 2.2(c).

                (xxxx)         “Products” means all products currently or previously sold by the Company, or by any predecessor of the Company, or that have borne a trademark of the Company.

                (yyyy)       “Proposed Allocation Schedule” has the meaning set forth in Section 5.2(e)(iii).

                (zzzz)         “Purchase Price” has the meaning set forth in Section 2.1.

                (aaaaa)      “Real Property” has the meaning set forth in Section 3.13(c).

                (bbbbb)    “Recent Balance Sheet” has the meaning set forth in Section 3.5(a).

                (ccccc)      “Refund” has the meaning set forth in Section 5.2(c)(ii).

                (ddddd)     “Sale of the Business” means the sale or transfer of all or substantially all of the assets of the Business to any Person.

                (eeeee)      “Schedule” has the meaning set forth in Article 3.

                (fffff)          “Second Earn-Out Year” has the meaning set forth in Section 2.2(d).

                (ggggg)    “Second Earn-Out Year Payment” has the meaning set forth in Section 2.2(d).

                (hhhhh)    “Second Year Uncontested Amount” has the meaning set forth in Section 2.2(d).

                (iiiii)           “Securities Act” has the meaning set forth in Section 4.6.

                (jjjjj)           “Section 338(h)(10) Election” has the meaning set forth in Section 5.2(e).

                (kkkkk)      “Shares” has the meaning set forth in the recitals of this Agreement.

                (lllll)           “Shareholder Indemnified Parties” has the meaning set forth in Section 6.2.

               (mmmmm)  “Shareholders” has the meaning set forth in the preamble of this Agreement.

               (nnnnn)     “Straddle Period” means any Tax period that begins before the Closing Date and ends after the Closing Date.

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                (ooooo)     “Subsidiaries” has the meaning set forth in Section 3.1(d).

                (ppppp)     “Tail Policy” has the meaning set forth in Section 5.4(c).

                (qqqqq)     “Target Net Working Capital” means (a) if Net Working Capital equals or exceeds Fifteen Million One Hundred Sixty Five Thousand Dollars ($15,165,000), Target Net Working Capital shall be deemed to be equal to Fifteen Million One Hundred Sixty Five Thousand Dollars ($15,165,000), (b) if Net Working Capital is less than Fourteen Million One Hundred Sixty Five Thousand Dollars ($14,165,000), Target Net Working Capital shall be deemed to be equal to Fourteen Million One Hundred Sixty Five Thousand Dollars ($14,165,000), and (c) if Net Working Capital is between Fourteen Million One Hundred Sixty Five Thousand Dollars ($14,165,000) and Fifteen Million One Hundred Sixty Five Thousand Dollars ($15,165,000), Target Net Working Capital shall be deemed to be equal to Net Working Capital.

                (rrrrr)          “Tax” means any supranational, federal, state, county, local, territorial, provincial or foreign income, net income, gross receipts, single business, unincorporated business, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, gains, withholding, social security (or similar), payroll, unemployment, disability, workers compensation, real property, personal property, ad valorem, replacement, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition, whether or not disputed and whether imposed by Law, Order, Contract or otherwise.

                (sssss)      “Tax Adjustment” has the meaning set forth in Section 5.2(e)(iv).

                (ttttt)          “Tax Audit” has the meaning set forth in Section 5.2(c)(ii).

                (uuuuu)     “Tax Benefit” has the meaning set forth in Section 6.5(d)(i).

                (vvvvv)     “Tax Indemnification Event” has the meaning set forth in Section 5.2(c)(i).

                (wwwww)  “Tax Return” means any return, declaration, report, estimate, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment or amendment.

                (xxxxx)        “Third Party Claim” has the meaning set forth in Section 6.3.

                (yyyyy)     “Threshold Amount” has the meaning set forth in Section 6.5(a).

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                (zzzzz)         “Trade Rights” means rights in the following: (i) all trademark rights, business identifiers, trade dress, service marks, trade names, domain names and brand names; (ii) all copyrights and all other rights associated therewith and the underlying works of authorship; (iii) all patents and all proprietary rights associated therewith; (iv) all Contracts granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, computer source codes, programs and other software (including all machine readable code, printed listings of code, documentation and related property and information), trade secrets, websites, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (vi) all registrations of any of the foregoing, all applications therefor, all goodwill associated with any of the foregoing and all claims for infringement or breach thereof.

                (aaaaaa)     “Uncontested Amount” has the meaning set forth in Section 2.2(d).

                (bbbbbb)   “Unresolved Claims” means, as of the date of determination, all claims for indemnification, payment or reimbursement by the Buyer Indemnified Parties, or any of them, pursuant to this Agreement which either (a) were asserted in writing prior to, and are pending on, such date or (b) have been Finally Determined in favor of the Buyer Indemnified Parties, or any of them in each case, to the extent such claims (as so Finally Determined) have not been paid as of such date.

                (cccccc)     “Waste” means (i) any petroleum, hazardous or toxic petroleum-derived substance or petroleum product, flammable or explosive material, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, foundry sand or polychlorinated biphenyls (PCBs); (ii) any chemical or other material or substance that is now regulated, classified or defined as or included in the definition of “hazardous substance,” “hazardous waste,” “hazardous material,” “extremely hazardous substance,” “restricted hazardous waste,” “toxic substance,” “toxic pollutant,” “pollutant” or “contaminant” under any Environmental Law, or any similar denomination intended to classify substance by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Law; or (iii) any other chemical or other material, waste or substance, exposure to which is now prohibited, limited or regulated by or under any Environmental Law.

                (dddddd)   “WF&G” means Willkie Farr & Gallagher LP, counsel to the Company.

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                                IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute and deliver this Stock Purchase Agreement as of the day and year first written above.

STEVEN MADDEN, LTD.

By:	/s/ Edward R. Rosenfeld
Name:	Edward R. Rosenfeld
Title:	Chairman & Chief Executive Officer

DOLCE VITA HOLDINGS, INC.

By:	/s/ Evangelos C. Lamprou
Name:	Evangelos C. Lamprou
Title:	Chief Executive Officer

SHAREHOLDERS:

/s/ Evangelos C. Lamprou
EVANGELOS C. LAMPROU

/s/ Manuel N. Lucio
MANUEL N. LUCIO

[Signature Page to Stock Purchase Agreement]